EXHIBIT 10.1

EXECUTION VERSION

REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER AND AS AGENT)

WITH

MODUSLINK CORPORATION,

MODUSLINK PTS, INC.

and

each other Person that becomes a borrower hereunder

(BORROWERS)

AND

MODUS MEDIA INTERNATIONAL DOCUMENTATION SERVICES (IRELAND), LIMITED,

MODUS MEDIA INTERNATIONAL (IRELAND) LIMITED,

SALESLINK MEXICO HOLDING CORP.,

SOL HOLDINGS, INC.

and

each other Person that becomes a guarantor hereunder

(GUARANTORS)

June 30, 2014

i

3.9.	Capital Adequacy	78
3.10.	Taxes	78
3.11.	Replacement of Lenders	82

IV.	COLLATERAL: GENERAL TERMS	82

4.1.	Security Interest in the Collateral	82
4.2.	Perfection of Security Interest	83
4.3.	Preservation of Collateral	84
4.4.	Ownership and Location of Collateral	84
4.5.	Defense of Agent’s and Lenders’ Interests	85
4.6.	Inspection of Premises	85
4.7.	Appraisals	86
4.8.	Receivables; Deposit Accounts and Securities Accounts	86
4.9.	Inventory	89
4.10.	Maintenance of Equipment	89
4.11.	Exculpation of Liability	89
4.12.	Financing Statements	90

V.	REPRESENTATIONS AND WARRANTIES	90

5.1.	Authority	90
5.2.	Formation and Qualification	90
5.3.	Survival of Representations and Warranties	91
5.4.	Tax Returns	91
5.5.	Financial Statements	91
5.6.	Entity Names	92
5.7.	O.S.H.A. Environmental Compliance and Flood Insurance	92
5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	93
5.9.	Patents, Trademarks, Copyrights and Licenses	95
5.10.	Licenses and Permits	95
5.11.	Default of Indebtedness	95
5.12.	No Default	95
5.13.	No Burdensome Restrictions	95
5.14.	No Labor Disputes	95
5.15.	Margin Regulations	95
5.16.	Investment Company Act	96
5.17.	Disclosure	96
5.18.	Swaps	96
5.19.	Business and Property of Loan Parties	96
5.20.	Ineligible Securities	96
5.21.	[RESERVED]	96
5.22.	Equity Interests	96
5.23.	Commercial Tort Claims	97
5.24.	Letter of Credit Rights	97
5.25.	Material Contracts	97

VI.	AFFIRMATIVE COVENANTS	97

6.1.	Compliance with Laws	97
6.2.	Conduct of Business and Maintenance of Existence and Assets	97
6.3.	Books and Records	97
6.4.	Payment of Taxes	98
6.5.	Financial Covenants	98
6.6.	Insurance	98
6.7.	Payment of Indebtedness and Leasehold Obligations	100
6.8.	Environmental Matters	100
6.9.	Standards of Financial Statements	101
6.10.	[RESERVED]	101
6.11.	Execution of Supplemental Instruments	101
6.12.	Government Receivables	101
6.13.	Membership / Partnership Interests	101
6.14.	Keepwell	102

VII.	NEGATIVE COVENANTS	102

7.1.	Merger, Consolidation, Acquisition and Sale of Assets	102
7.2.	Creation of Liens	102
7.3.	Guarantees	102
7.4.	Investments	103
7.5.	Loans	103
7.6.	Capital Expenditures	105
7.7.	Dividends	105
7.8.	Indebtedness	107
7.9.	Nature of Business	108
7.10.	Transactions with Affiliates	108
7.11.	[RESERVED]	108
7.12.	Subsidiaries	108
7.13.	Fiscal Year and Accounting Changes	111
7.14.	Pledge of Credit	111
7.15.	Amendment of Organizational Documents	111
7.16.	Compliance with ERISA	111
7.17.	Prepayment of Indebtedness	111

VIII.	CONDITIONS PRECEDENT	112

8.1.	Conditions to Initial Advances	112
8.2.	Conditions to Each Advance	116

IX.	INFORMATION AS TO LOAN PARTIES	117

9.1.	Disclosure of Material Matters	117
9.2.	Schedules	117
9.3.	Environmental Reports	118
9.4.	Litigation	119
9.5.	Material Occurrences	119
9.6.	Government Receivables	119

9.7.	Annual Financial Statements	119
9.8.	[RESERVED]	120
9.9.	Monthly Financial Statements	120
9.10.	Other Reports	121
9.11.	Additional Information	121
9.12.	Projected Operating Budget	121
9.13.	Variances From Operating Budget	121
9.14.	Notice of Suits, Adverse Events	121
9.15.	ERISA Notices and Requests	122
9.16.	Additional Documents	122
9.17.	Updates to Certain Schedules	123
9.18.	Distributions of Cash to ModusLink Parent	123
9.19.	Financial Disclosure	123

X.	EVENTS OF DEFAULT	123

10.1.	Nonpayment	123
10.2.	Breach of Representation	124
10.3.	Financial Information	124
10.4.	Judicial Actions	124
10.5.	Noncompliance	124
10.6.	Judgments	124
10.7.	Bankruptcy	125
10.8.	[RESERVED]	125
10.9.	Lien Priority	125
10.10.	[RESERVED]	125
10.11.	Cross Default	125
10.12.	Breach of Guaranty or Pledge Agreement	125
10.13.	Change of Control	125
10.14.	Invalidity	126
10.15.	Seizures	126
10.16.	Operations	126
10.17.	Pension Plans	127
10.18.	Anti-Money Laundering/International Trade Law Compliance	127

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT	127

11.1.	Rights and Remedies	127
11.2.	Agent’s Discretion	128
11.3.	Setoff	129
11.4.	Rights and Remedies not Exclusive	129
11.5.	Allocation of Payments After Event of Default	129

XII.	WAIVERS AND JUDICIAL PROCEEDINGS	130

12.1.	Waiver of Notice	130
12.2.	Delay	130
12.3.	Jury Waiver	131

XIII.	EFFECTIVE DATE AND TERMINATION	131

13.1.	Term	131
13.2.	Termination	131

XIV.	REGARDING AGENT	132

14.1.	Appointment	132
14.2.	Nature of Duties	132
14.3.	Lack of Reliance on Agent	133
14.4.	Resignation of Agent; Successor Agent	133
14.5.	Certain Rights of Agent	134
14.6.	Reliance	134
14.7.	Notice of Default	134
14.8.	Indemnification	134
14.9.	Agent in its Individual Capacity	135
14.10.	Delivery of Documents	135
14.11.	Loan Parties’ Undertaking to Agent	135
14.12.	No Reliance on Agent’s Customer Identification Program	135
14.13.	Other Agreements	135

XV.	BORROWING AGENCY	136

15.1.	Borrowing Agency Provisions	136
15.2.	Waiver of Subrogation	136

XVI.	MISCELLANEOUS	137

16.1.	Governing Law	137
16.2.	Entire Understanding	137
16.3.	Successors and Assigns; Participations; New Lenders	140
16.4.	Application of Payments	143
16.5.	Indemnity	143
16.6.	Notice	144
16.7.	Survival	146
16.8.	Severability	146
16.9.	Expenses	146
16.10.	Injunctive Relief	147
16.11.	Consequential Damages	147
16.12.	Captions	147
16.13.	Counterparts; Facsimile Signatures	147
16.14.	Construction	147
16.15.	Confidentiality; Sharing Information	147
16.16.	Publicity	148
16.17.	Certifications From Banks and Participants; USA PATRIOT Act	148
16.18.	Anti-Terrorism Laws	149

XVII.	GUARANTY AND SURETYSHIP AGREEMENT	149

17.1.	Guaranty and Suretyship Agreement	149
17.2.	Guaranty of Payment and Not Merely Collection	149

v

17.3.	Guarantor and Suretyship Waivers	150
17.4.	Repayments or Recovery from Secured Parties	151
17.5.	Enforceability of Obligations	151
17.6.	Guaranty Payable upon Event of Default; Remedies	152
17.7.	Waiver of Subrogation	152
17.8.	Continuing Guaranty and Suretyship Agreement	152
17.9.	General Limitation on Guarantee Obligations	153
17.10.	Right of Contribution	153
17.11.	Keepwell	153

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.4(a)	Swing Loan Note
Exhibit 5.5(b)	Financial Projections
Exhibit 7.5-A	Intercompany Note – Note Among Loan Parties
Exhibit 7.5-B	Intercompany Note – Note by Foreign Subsidiaries (Non-Pass Through)
Exhibit 7.5-C	Intercompany Note – Note by Foreign Subsidiaries (Pass Through)
Exhibit 7.5-D	Intercompany Note – Note by US Borrowers to ModusLink Parent (Pass Through)
Exhibit 7.8	Intercompany Note – Note by US Borrowers to Foreign Subsidiaries
Exhibit 8.1(g)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2(a)	Permitted Encumbrances; Closing Date Indebtedness; Closing Date Investments
Schedule 1.2(b)	Wells Fargo Letters of Credit
Schedule 1.2(c)	EBITDA Add-Back
Schedule 4.4	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.8(j)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)(i)	Litigation
Schedule 5.8(b)(ii)	Indebtedness
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.22(a)	Equity Interests
Schedule 5.22(b)	Equity Interests – Warrants and Options, Etc.
Schedule 5.22(c)	Equity Interests – Convertible Securities
Schedule 5.23	Commercial Tort Claims
Schedule 5.24	Letter of Credit Rights
Schedule 5.25	Material Contracts
Schedule 7.3	Guarantees

REVOLVING CREDIT AND SECURITY AGREEMENT

Revolving Credit and Security Agreement dated as of June 30, 2014 among MODUSLINK CORPORATION, a corporation organized under the laws of the State of Delaware (“ModusLink Corp.”), MODUSLINK PTS, INC., a corporation organized under the laws of the State of Delaware (“ModusLink PTS”, and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), MODUS MEDIA INTERNATIONAL DOCUMENTATION SERVICES (IRELAND), LIMITED, a Delaware corporation (“MMIDS”), MODUS MEDIA INTERNATIONAL (IRELAND) LIMITED, a Delaware corporation (“MMII”), SALESLINK MEXICO HOLDING CORP. (“SLMH”), a Delaware corporation, SOL HOLDINGS, INC., a Delaware corporation, (“SI”; MMIDS, MMII, SLMH, SI and each Person joined hereto as a guarantor from time to time, collectively, the “Guarantors”, and each a “Guarantor”) , the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Loan Parties, Lenders and Agent hereby agree as follows:

I.	DEFINITIONS.

1.1. Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of ModusLink Parent and its consolidated Subsidiaries for the fiscal year ended July 31, 2013. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders and Borrowers shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrowers shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Loan Parties both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Advances” shall mean and include the Revolving Advances, Letters of Credit and the Swing Loans.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Alternate Source” shall have the meaning set forth in the definition of Federal Funds Open Rate.

“Anti-Terrorism Laws” shall mean (a) any Laws relating to terrorism, trade sanctions programs and embargoes, money laundering or bribery and (b) to the extent imposed to limit or restrict the activities of sponsors and supporters of terrorism, any Laws relating to import/export licensing, and, in each case, any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean (a) an amount equal to zero percent (0%) for (i) Revolving Advances consisting of Domestic Rate Loans, and (ii) Swing Loans, and (b) an amount equal to two and one-quarter percent (2.25%) for Revolving Advances consisting of LIBOR Rate Loans.

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the StuckyNet System©, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form; provided further that any document, report or other information that is not expressly required to be delivered in physical form and that is filed by ModusLink Parent with the SEC shall be deemed delivered to Agent as soon as it becomes publicly available on the SEC’s website.

“Authorized Officer” shall mean the President, Chief Financial Officer, Treasurer or Controller of the applicable Person.

“Average Undrawn Availability” shall mean, as of any date of determination, the sum of Undrawn Availability, calculated on a combined basis for all Borrowers, for each of the previous five (5) days, divided by five (5).

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.8(h) hereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers on a Combined and Consolidated Basis” shall mean the combination and consolidation in accordance with GAAP of the accounts and other items of Borrowers and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Agent” shall mean ModusLink Corp.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 hereto duly executed by an Authorized Officer of Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Loan Party represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Collateralize” shall mean to deliver to Agent an amount (whether in cash or in the form of a backstop letter of credit in form and substance satisfactory to it in its Permitted Discretion, and issued by a U.S. commercial bank acceptable to Agent in its Permitted Discretion) equal to 105% of the sum of (i) the Maximum Undrawn Amount with respect to all then outstanding Letters of Credit plus the aggregate amount of all unreimbursed payments and disbursements under such Letters of Credit which have not been converted to Revolving Advances plus (ii) the amount of all then unpaid letter of credit fees and related charges with respect to all then outstanding Letters of Credit. Derivatives of such term have corresponding meanings.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or any Lender (including any Person that was the Agent or a Lender or an Affiliate thereof at the time such agreement or arrangement was entered into regardless of whether such Person has ceased to be the Agent or such an Lender or Affiliate) provides any of the following products or services to any of the Borrowers or Guarantors, or any of their Subsidiaries that elect to obtain such products or services from any such Person: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards or purchase cards; (e) ACH transactions; (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Borrower or Guarantor or any such Subsidiary to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing the all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” shall mean the Commodity Futures Trading Commission.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean: (a) the occurrence of any event (whether in one or more transactions) which results in ModusLink Parent failing to own, directly or indirectly, fifty and one-tenth percent (50.1%) of the Equity Interests (on a fully diluted basis), or otherwise results in a transfer of control, of any Borrower to a Person other than ModusLink Parent, except to the extent that ModusLink Parent owns, directly or indirectly, fifty and one-tenth percent (50.1%) of the Equity Interests (on a fully diluted basis) of such Person, (b) except to the extent otherwise permitted in this Agreement, the occurrence of any event which results in any Borrower failing to own, directly or indirectly, one hundred percent (100%) of the Equity Interests (on a fully diluted basis) of any of its Subsidiaries (excluding directors’ qualifying and nominee shares required under local law to be held by an independent party), or (c) any person or group of persons (within the meaning of Section 13(d) or 149a) of the Exchange Act) other than Permitted Holder shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of forty percent (40.0%) or more of the voting Equity Interests of ModusLink Parent, (d) Permitted Holder shall cease to have beneficial ownership

(within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of at least five percent (5.0%) of the voting Equity Interests of ModusLink Parent, with such percentage to be reduced to reflect the issuance of Equity Interests of ModusLink Parent in connection with (i) a conversion of convertible notes of ModusLink Parent into Equity Interests of ModusLink Parent or (ii) payment of consideration for such Equity Interests of ModusLink Parent, (e) a majority of the members of the board of directors of ModusLink Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the Closing Date, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; or (f) except to the extent otherwise permitted hereunder, any merger, consolidation or sale of substantially all of the property or assets of any Borrower. For purposes of this definition, “control of Borrower” shall mean the power, direct or indirect (x) to vote more than 20% of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of any Borrower or (y) to direct or cause the direction of the management and policies of any Borrower by contract or otherwise.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral or any Loan Party.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Class Actions” shall mean three purported class actions commenced by stockholders of ModusLink Parent in the United States District Court for the District of Massachusetts on or after June 11, 2012 arising from the circumstances described in ModusLink Parent’s June 11, 2012 announcement with respect to the pending restatement of ModusLink Parent’s financial statements for periods ending on or before January 31, 2012, entitled respectively:

(i) Irene Collier, Individually And On Behalf OF ALL Others Similarly Situated, vs. ModusLink Global Solutions, Inc., Joseph C. Lawler and Steven G. Crane, Case 1:12-CV-11044-DJC, filed June 12, 2012.

(ii) Alexander Shnerer, , Individually And On Behalf OF ALL Others Similarly Situated, vs. ModusLink Global Solutions, Inc., Joseph C. Lawler and Steven G. Crane, Case 1:12-CV-11078-DJV, filed June 18, 2012 (the “Shnerer Action”); and

(iii) Harold Heszkel, Individually And On Behalf OF ALL Others Similarly Situated, vs. ModusLink Global Solutions, Inc., Joseph C. Lawler and Steven G. Crane, Case 1:12-CV-11279-DJC, filed July 11, 2012 (the “Heszkel Action”).

The three purported class actions were consolidated into a single case: In Re ModusLink Global Solutions, Inc. Securities Litigation. On March 26, 2014, the District Court denied the defendants’ motion to dismiss.

“Closing Date” shall mean June 30, 2014 or such other date as may be agreed to in writing by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a) all Receivables and all supporting obligations relating thereto;

(b) all equipment and fixtures;

(c) all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;

(d) all Inventory;

(e) all Subsidiary Stock, securities, investment property, and financial assets;

(f) [RESERVED];

(g) [RESERVED];

(h) all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(i) all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Loan Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (h) of this definition; and

(j) all proceeds and products of the property described in clauses (a) through (i) of this definition, in whatever form. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against Loan Parties, would be sufficient to create a perfected Lien in any property or assets that such Loan Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

Notwithstanding the forgoing, Collateral shall not include any Excluded Property.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department, and (g) the U.S. Securities and Exchange Commission.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by an Authorized Officer of Borrowing Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Controlled Investment Affiliate”: shall mean, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Controlled Group” shall mean, at any time, each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Covered Entity” shall mean (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.13(b) hereof.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Debt Payments” shall mean for any period with respect to any Person (and, if and as applicable, the combined and/or consolidated Subsidiaries of such Person), in each case, all cash actually expended by such Person and such Subsidiaries to make: (a) interest payments on any Advances hereunder, plus (b) payments for all fees (including Letter of Credit Fees), commissions and charges set forth herein that are considered interest expense in accordance with GAAP, plus (c) payments on Capitalized Lease Obligations that are allocable to interest or principal in accordance with GAAP, plus (d) payments with respect to any other Indebtedness for borrowed money, all calculated for such Person (and, if and as applicable, the combined and/or consolidated Subsidiaries of such Person) in accordance with GAAP. For avoidance of doubt, payments of Indebtedness of the kind described in clause (f) of the definition thereof (regardless of whether past due beyond a certain number of days and regardless of the amount thereof) shall not be included in the payments calculated pursuant to the preceding clause (d).

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (a) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to the Agent, the Issuer, the

Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified the Borrowers or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Derivative Actions” shall mean, collectively:

(i) a purported derivative action commenced by a shareholder on July 13, 2012 in United States District Court for the District of Massachusetts against ModusLink Parent (as nominal defendants), and certain of its current and former directors and officers, entitled, Samuel Montini, Derivatively On Behalf Of ModusLink Global Solutions, Inc. v. Joseph C. Lawler, Steven G. Crane, Francis J. Jules, Virginia G. Breen, Michael J. Mardy, Edward E. Lucente, Jeffrey J. Fenton, Joseph M. O’Donnell, William R. McLennan, Thomas H. Johnson, And Anthony J. Bay, Defendants, And ModusLink Global Solutions, Inc., A Delaware Corporation, Nominal Defendant, Case 1:12-CV-11296-DJC and on July 31, 2012,

(ii) a purported derivative action commenced by a fifth stockholder commenced a purported derivative action commenced by a shareholder on July 31, 2012 in United States District Court for the District of Massachusetts against ModusLink Parent (as nominal defendants), and certain of its current and former directors and officers, entitled, Edward Tansey, Derivatively On Behalf Of ModusLink Global Solutions, Inc. v. Joseph C. Lawler, Steven G. Crane, Francis J. Jules, Virginia G. Breen, Michael J. Mardy, Edward E. Lucente, Jeffrey J. Fenton, Joseph M. O’Donnell, William R. McLennan, Thomas H. Johnson, And Anthony J. Bay, Defendants, And ModusLink Global Solutions, Inc., A Delaware Corporation, Nominal Defendant, Civil Action No. 12-CV-11399 (DJC) (these Derivative Actions in clauses (i) and (ii) were consolidated into a single case: In RE ModusLink Global Solutions, Inc., Shareholder Derivative Litigation; on March 26, 2014, the District Court allowed the Defendant’s motion to dismiss),

(iii) On April 9, 2014, a shareholder, Rolling Rock Capital Partners, LP submitted a request to inspect books and records of ModusLink Parent pursuant to 8 Delaware C. Section 220. On April 25, 2014 a shareholder, Mohammad Ladjevardian, LP submitted a request to inspect books and records of ModusLink Parent pursuant to 8 Delaware C. Section 220 (the Company has rejected both requests), and

(iv) On October 10, 2012, a sixth stockholder, Donald Reith, served upon ModusLink Parent’s Board of Directors a demand to institute litigation and take other purportedly necessary, but unidentified, remedial measures to redress and prevent a recurrence of purported breaches of fiduciary duties on the part of the Board and unspecified corporate officers allegedly arising from the same facts and circumstances asserted in the Derivative Actions in clauses (i) and (ii).

“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic US EBITDA” shall mean, for any period, EBITDA of Borrowers on a Combined and Consolidated Basis, adjusted, in a reasonably detailed manner satisfactory to Agent to include only EBITDA based on net income arising from the sale of goods or rendition of services by a Borrower, a Domestic Subsidiary of a Borrower, or a Foreign Subsidiary of a Borrower, the invoice and billing in respect of which is generated in the United States and the related account receivable in respect of which is payable in U.S. Dollars and is collected by such Person in the United States. For avoidance of doubt, the calculation of Domestic US EBITDA shall exclude Non-Domestic US EBITDA.

“Domestic US Excess Cash Flow” shall mean, for any period, Excess Cash Flow of Borrowers on a Combined and Consolidated Basis, the calculation of which shall be based solely on Domestic US EBITDA.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiary” shall mean any Subsidiary of any Person that is organized or incorporated in the United States, any State of territory thereof or the District of Columbia.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“EBITDA” shall mean for any period with respect to any Person (and, if and as applicable, the combined and/or consolidated Subsidiaries of such Person), the sum of

(a) net income (or loss) for such period (excluding extraordinary gains), plus

(b) all interest expense for such period, plus

(c) all charges against income for such period for federal, state and local taxes, plus

(d) depreciation expenses for such period, plus

(e) amortization expenses for such period, plus

(f) either

(I) for purposes of calculating EBITDA of ModusLink Parent on a Global Consolidated Basis only, the sum of (i) non-recurring cash expenses in the aggregate not exceeding $1,000,000 in any period of 12 consecutive months, exclusive of the amounts described in clauses (ii) through (ix) below; (ii) restructuring, transition, severance, retention payments, settlements and early retirement charges, charges relating to the shutdown, relocation of facilities, integration of networks and other like restructuring charges, in an amount not to exceed the lesser of (x) the actual amount of such charges and (y) the pro forma synergies anticipated to be realized over the relevant 12-month period (such estimate of pro forma synergies subject to Agent’s consent in its Permitted Discretion and without giving effect to amounts previously added back with respect to such charges); (iii) any non-cash losses related to the early extinguishment of Indebtedness; (iv) expenses and charges incurred in connection with permitted investments, mergers, acquisitions (including Permitted Acquisitions) and similar transactions, capital expenditures, dispositions and debt and equity issuances not to exceed, as applicable, (x) $500,000 in the aggregate over any 12-month period with respect to any and all such expenses and charges in connection with any transactions that are not consummated, or (y) $1,000,000 in the aggregate during any 12-month period in connection with respect to any and all such expenses and charges in connection with any transactions that are consummated; (v) non-cash stock option and stock-based compensation expenses; (vi) non-recurring fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; (vii) [reserved], (viii) the aggregate amount of all other non-cash charges and impairments reducing net income for such period; and (ix) amounts permitted pursuant to Schedule 1.2(c) attached hereto, in each case under this paragraph (I) only to the extent such amount/item/expense/charge is deducted from or charged against the net income of ModusLink Parent on a Global Consolidated Basis in the calculation thereof in accordance with GAAP, or

(II) for purposes of calculating Domestic US EBITDA or Non-Domestic US EBITDA of Borrowers on a Combined and Consolidated Basis only, the sum of (i) non-recurring cash expenses in the aggregate not exceeding $1,000,000 in any period of 12 consecutive months, exclusive of the amounts described in clauses (ii) through (ix) below; (ii) restructuring, transition, severance, retention payments, settlements and early retirement charges, charges relating to the shutdown, relocation of facilities, integration of networks and other like restructuring charges, in an amount not to exceed the lesser of (x) the actual amount of such charges and (y) the pro forma synergies anticipated to be realized over the relevant 12-month period (such estimate of pro forma synergies subject to Agent’s consent in its Permitted Discretion and without giving effect to amounts previously added back with respect to such charges); (iii) any non-cash losses related to the early extinguishment of Indebtedness; (iv) expenses and charges incurred in connection with permitted investments, mergers, acquisitions (including Permitted Acquisitions) and similar transactions, capital expenditures, dispositions and debt and equity issuances not to exceed, as applicable, (x) $500,000 in the aggregate over any 12-month period with respect to any and all such expenses and charges in connection with any transactions that are not consummated, or (y) $1,000,000 in the aggregate during any 12-month period in connection with respect to any and all such expenses and charges in connection with any transactions that are consummated; (v) non-cash stock option and stock-based compensation expenses; (vi) non-recurring fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; (vii) [reserved], (viii) the aggregate amount of all other non-cash charges and impairments reducing net income for such period; and (ix) amounts permitted pursuant to Schedule 1.2(c) attached hereto, in each case under this paragraph (II) only to the extent such amount/item/expense/charge is deducted from or charged against the net income of Borrowers on a Combined and Consolidated Basis in the calculation thereof in accordance with GAAP.

all such component parts of “EBITDA” to be calculated for such Person (and, if and as applicable, the combined and/or consolidated Subsidiaries of such Person) in accordance with GAAP.

“ECF Dividend/Foreign Subsidiary-JV Transfer Period” shall mean, with respect to any proposed making of a ECF Foreign Subsidiary-JV Transfer or any proposed payment of an ECF Dividend, the period of twelve consecutive fiscal months ending with the month in which such ECF Foreign Subsidiary-JV Transfer or ECF Dividend is proposed to be paid.

“ECF Dividends” shall mean all dividends paid by Borrowers to ModusLink Parent pursuant to Section 7.7(c) hereof.

“ECF Foreign Subsidiary-JV Transfers” shall mean, collectively, (i) all purchases or acquisitions by a Borrower of the obligations or Equity Interests of, or capital contributions by a Borrower to, such Borrower’s Foreign Subsidiaries pursuant to Section 7.4(iii) hereof, (ii) all advances or loans by a Borrower to such Borrower’s Foreign Subsidiaries pursuant to Section 7.5(iii) hereof, and (iii) all investments and/or capital contributions by any Borrower in any partnership, joint venture or similar arrangements pursuant to Section 7.12(b)(ii) hereof.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

“Eligible Insured Foreign Receivables” shall mean Receivables that meet the requirements of Eligible Receivables, except clause (f) of such definition, provided that (i) such Receivable is credit insured (subject to any limitations in such policy applicable to such Receivable, including restrictions on named account debtors, credits limits as to account debtors, etc.), (ii) the insurance carrier, amount and terms of such insurance are reasonably acceptable to Agent and name Agent as beneficiary or lender loss payee, as applicable, and (iii) notwithstanding the requirements contained in clause (b) of the definition of Eligible Receivables, if any particular Receivable that would otherwise be an Eligible Insured Foreign Receivable is due or unpaid more than 90 days after invoice date and/or more than 60 days after the original due date, it shall not be considered ineligible for that reason alone, so long as the underlying policy of credit insurance insures the payment of such Receivable for a longer period beyond the invoice date and/or original due date for such Receivable, as the case may be, in which case such longer period applicable as to such invoice date or original due date for such Receivable shall apply.

“Eligible Inventory” shall mean and include Inventory of a Borrower, including work in process, valued at the lower of cost or market value, determined on a first-in-first-out basis or moving average cost basis, as specified in reasonable detail by such Borrower, basis consistent with Borrowers’ historical accounting practices, which is not, in Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than Permitted Encumbrances that arise by operation of law (as opposed to any consensual or contractual Liens) and are either inchoate or do not have priority over Agent’s Liens). In addition, Inventory shall not be Eligible Inventory if it: (a) does not conform in all material respects to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is Foreign In-Transit Inventory or in-transit within the United States; (c) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement; (d) constitutes Consigned Inventory; (e) is the subject of an Intellectual Property Claim; (f) is subject to a License Agreement that limits, conditions or restricts the applicable Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion); (g) is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall have established a Rent Reserve against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion); or (h) or if the sale of such Inventory would result in an ineligible Receivable.

“Eligible Receivables” shall mean and include, each Receivable of a Borrower arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to

Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances that arise by operation of law (as opposed to any consensual or contractual Liens) and are either inchoate or do not have priority over Agent’s Liens), and is evidenced by an invoice or other documentary evidence reasonably satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

(a) it arises out of a sale made by any Borrower to an Affiliate of any Loan Party or to a Person controlled by an Affiliate of any Loan Party;

(b) it is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date;

(c) fifty percent (50%) or more of the Receivables from such Customer owing to all Borrowers are not deemed Eligible Receivables under clause (b) above. Such percentage may, in Agent’s Permitted Discretion, be increased or decreased from time to time;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) an Insolvency Event shall have occurred with respect to such Customer;

(f) the sale is to a Customer outside the continental United States of America or a province of Canada that has not adopted the Personal Property Security Act of Canada, unless (i) the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k) the aggregate outstanding amount of all Receivables of the Customer exceed fifty percent (50%) of the total aggregate amount of all then outstanding Receivables of all Customers of all Borrowers, to the extent such Receivable exceeds such limit. Such percentage may, in Agent’s Permitted Discretion, be increased or decreased from time to time;

(l) the aggregate outstanding amount of all Receivables of the Customer exceeds a credit limit determined by Agent in its Permitted Discretion, to the extent such Receivable exceeds such limit, which credit limit is generally imposed, if at all, by the Agent in response to a deterioration in the financial condition of such Customer, as determined by the Agent in its Permitted Discretion;

(m) the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Loan Party or the Receivable is contingent in any respect or for any reason, but only to the extent of the amount of any such offset, deduction, defense, dispute, counterclaim or contingency;

(n) the applicable Borrower has made any agreement with any Customer for any deduction therefrom (but only to the extent of the amount of such deduction), except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(o) any return, rejection or repossession of the merchandise that is the subject of such Receivable has occurred or the rendition of services that is the subject of such Receivable has been disputed, provided, however, that if, in connection with the foregoing, the applicable Borrower issues a credit memo to the applicable Customer, the amount of which (I) corresponds to the amount of such return, rejection or repossession (in the case of merchandise) or dispute (in the case of a rendition of services) and (II) the entire amount of the such Receivable has not been disputed, then such Receivable shall be ineligible only to the extent of such credit memo;

(p) such Receivable is not payable to a Borrower; or

(q) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its Permitted Discretion.

“Eligible Uninsured Foreign Receivable or Receivables” shall mean Receivables that met the requirements of Eligible Receivables (other than clause (f) of such definition), except that (i) the sale is to Sony Corporation or to a subsidiary, unit, branch or division of Sony Corporation, Sony Corporation of America or Hewlett-Packard Corporation that is organized, or the chief executive office of which is located, outside the continental United States of America or any province of Canada that has adopted the Personal Property Security Act, (ii) the Receivable does not constitute an Eligible Insured Foreign Receivable and (iii) the Agent determines in its Permitted Discretion that the Customer is not a Sanctioned Person and that the country in which the Customer is located or organized is not a Sanctioned Country. For the avoidance of any doubt, and without otherwise limiting or contradicting any provision of the definition of Eligible Receivables, any such Receivables described in this definition for which the Customer is Sony Corporation, Sony Corporation of America or any subsidiary, unit, branch or division of Sony Corporation or Sony Corporation of America shall constitute an Eligible Uninsured Foreign

Receivable only after netting out from the amount thereof all offsets, deductions, defenses, disputes, credits and counterclaims that Sony Corporation, Sony Corporation of America or any subsidiary, unit, branch or division of Sony Corporation or Sony Corporation of America may assert against such Receivables.

“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be, but only to the extent that such Equity Interests are subject to a Lien in favor of the Agent to secure the Obligations: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Cash Flow” shall mean, with respect to any Person on a consolidated and/or combined basis with its Subsidiaries for any fiscal period, EBITDA (or Domestic US EBITDA or Global EBITDA, as applicable) for such Person and such Subsidiaries, minus each of the following, to the extent actually paid in cash by such Person and such Subsidiaries during such fiscal period, Unfunded Capital Expenditures, taxes, dividends and distributions, and Debt Payments, all calculated for such Person (and, if and as applicable, the combined and/or consolidated Subsidiaries of such Person) in accordance with GAAP.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Accounts” shall mean Depository Accounts that are used solely as (i) payroll accounts, (ii) e-Business accounts with respect to end-user purchaser/customer deposits processed by Borrowers for Borrower’s customers, and (iii) any tax withholding accounts containing an aggregate amount that does not exceed the aggregate amount required to be withheld for tax purposes by applicable law as determined by the applicable Loan Party in good faith, in each case, maintained in the ordinary course of business.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean (A) any lease, permit, license, contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein (i) is prohibited by or in violation of (x) any Applicable Law, or (y) a term, provision or condition of any such lease, permit, license, contract or agreement or (ii) would result in the abandonment, invalidation or unenforceability of any right, title or interest of any Loan Party therein (unless in each case under clause (i) and (ii), such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity), provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, permit, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, provided, further that Excluded Property shall not include any proceeds of any such lease, permit, license, contract or agreement or any goodwill of the Loan Parties’ business associated therewith or attributable thereto, (B) any Equity Interests of any Subsidiary of any Person that does not constitute Subsidiary Stock, or (C) the Excluded Deposit Accounts.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.11) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(e), and (d) any U.S. withholding Taxes imposed under FATCA.

“Facility Fee” shall have the same meaning set forth in Section 3.3(b) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCCR Trigger Event” shall mean either (x) Undrawn Availability of all Borrowers on any day shall be equal to or less than $10,000,000, or (y) the sum of the aggregate principal balance of the Revolving Loans and Swing Loans plus the undrawn amount of all Letters of Credit in each case outstanding on any date is equal to or greater than $30,000,000.

“Federal Funds Effective Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

“Financial Reporting Changeover Date” shall mean the earlier of (i) the last day of the first month ending after the first anniversary of the Closing Date, and (ii) the last day of any month ending prior to the first anniversary of the Closing Date which Borrowers, at their option and election, shall have designated in writing to Agent as the date on which the Financial Reporting Changeover Date shall occur (subject to Borrowers’ satisfaction of the US EBITDA Calculation Conditions on such designated date).

“Fixed Charge Coverage Ratio” shall mean, with respect to any Person (and, if and as applicable, the combined and/or consolidated Subsidiaries of such Person) for any fiscal period, the ratio of (a) the Applicable EBITDA for such period, as hereinafter defined, minus Unfunded Capital Expenditures made during such period, minus cash taxes paid during such period to (b) the sum of all Debt Payments made during such period plus for any measurement of the Fixed Charge Coverage Ratio for a fiscal period ending on or after the Financial Reporting Changeover Date, the sum of all distributions (including tax distributions) and dividends made during such period by Borrowers on a Combined and Consolidated Basis and all Foreign Subsidiary-JV Transfers by Borrowers made during such period (other than any distributions made under Section 7.7(b) and (d) hereof), all calculated for such Person (and, if and as applicable, the combined and/or consolidated Subsidiaries of such Person) in accordance with GAAP. “Applicable EBITDA,” as used in this definition, means (i) for any fiscal measurement period ending prior to the Financial Reporting Changeover Date, Global EBITDA for such fiscal measurement period, or (ii) for any fiscal measurement period ending on or after the Financial Reporting Changeover Date, Domestic US EBITDA for such fiscal measurement period.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower, Guarantor and/or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.

“Foreign In-Transit Inventory” shall mean Inventory of a Borrower that is in transit from a location outside the United States to any location within the United States of such Borrower or a Customer of such Borrower.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.

“Foreign Subsidiary-JV Transfers” shall mean, collectively, (i) all purchases or acquisitions by a Borrower of the obligations or Equity Interests of, or capital contributions by a Borrower to, such Borrower’s Foreign Subsidiaries pursuant to Section 7.4(ii) or (iii) hereof, (ii) all advances or loans by a Borrower to such Borrower’s Foreign Subsidiaries pursuant to Section 7.5(ii) or (iii) hereof, and (iii) all investments and/or capital contributions by any Borrower in any JV pursuant to Section 7.12(b)(i) or (ii) hereof; provided, that, for the avoidance of doubt, neither cash payments by a Borrower to such Borrower’s Foreign Subsidiaries for goods sold or services rendered in the Ordinary Course of Business, nor cash payments by a Borrower to such Borrower’s JVs for goods sold or services rendered in the Ordinary Course of Business at fair market value on arm’s length terms, shall be considered (a) purchases or acquisitions of the obligations or Equity Interests of, or capital contributions by such Borrower to, such Borrower’s Foreign Subsidiaries or JVs for purposes of Section 7.4 hereof or any other provision of this Agreement, or (b) advances or loans by such Borrower to such Borrower’s Foreign Subsidiaries for purposes of Section 7.5 hereof or any other provision of this Agreement.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from, the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons; provided, however, that for purposes of determining the amount of Funded Debt with respect to the Obligations, the amount of Funded Debt shall be equal to the quotient of (A) the sum of the outstanding Revolving Advances, Swing Loans and the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of the most recently ended fiscal quarter, divided by (B) the number of such days in such fiscal quarter.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Genpact Reserve” shall mean a reserve against the Formula Amount in an amount equal to three (3) months’ fees (as reasonably determined by Agent from time to time based on a representative or average amount of fees per month paid by Loan Parties to Genpact in the preceding year) payable or reasonably expected to be payable by Loan Parties to Genpact for outsourced accounting functions; as an illustrative example the amount of the Genpact Reserve as of the Closing Date determined in accordance with the foregoing methodology shall be $402,933.75.

“Global EBITDA” shall mean, for any period, EBITDA of ModusLink Parent on a Global Consolidated Basis.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranteed Obligations” shall have the meaning set forth in Section 17.1 hereof.

“Guarantor” shall have the meaning set forth in the preamble to this Agreement, and shall extend to each Person signing this Agreement on the date hereof as a “Guarantor” and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations, and shall also extend to all permitted successors and assigns of such Persons, and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent, including with respect to Guarantors that are parties hereto, the provisions of Article IV of this Agreement; as each may be amended, restated, supplemented or otherwise modified from time to time.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent, including, with respect to Guarantors that are parties hereto, the provisions of Article XVII of this Agreement.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Increasing Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including (A) intercompany payables incurred in the Ordinary Course of Business or (B) trade payables, other than intercompany payables, incurred in the Ordinary Course of Business (I) which are not represented by a promissory note or other evidence of indebtedness, (II) which are not more than sixty (60) days past due and (III) which do not exceed, on any date of determination, $5,000,000 in the aggregate, it being understood that if the outstanding amount of such trade payables equals or exceeds $5,000,000 on such date, then the entire amount of all such past due trade payables shall be included in the calculation of this clause (f)); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, in each case, solely to the extent then overdue; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes, and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause(a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Loan Party’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor , or any of their Subsidiaries that elect to enter into such an agreement, in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning ascribed in the definition of Lender-Provided Interest Rate Hedge.

“Inventory” shall mean and include as to each Loan Party all of such Loan Party’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Issuer” shall mean (i) Agent in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Lender which Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.

“JV” shall mean any partnership, joint venture or similar arrangement in which any Borrower shall be a partner or member in accordance with the provisions of Section 7.12(b) hereof, and shall include any partnership or joint venture entity (including any applicable corporation or limited liability company) formed in connection with and/or to effectuate such partnership, joint venture or similar arrangement.

“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Leasehold Interests” shall mean all of each Loan Party’s right, title and interest in and to, and as lessee of, the premises identified as leased Real Property on Schedule 4.4 hereto.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by Agent or any Lender or any Affiliate of Agent or any Lender (including any Person that was the Agent or a Lender or an Affiliate thereof at the time such Foreign Currency Hedge was entered into regardless of whether such Person has ceased to be the Agent or such an Lender or Affiliate) to any Borrower or Guarantor, or any of their Subsidiaries that elect to obtain such products or services from any such Person, and for which such Person confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Borrower or Guarantor , or any of their Subsidiaries that elect to obtain such a Foreign Currency Hedge from any such Person, that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by Agent or any Lender or any Affiliate of Agent or any Lender (including any Person that was the Agent or a Lender or an Affiliate thereof at the time such agreement or arrangement was entered into regardless of whether such Person has ceased to be the Agent or such an Lender or Affiliate) to any Borrower or Guarantor, or any of their Subsidiaries that elect to obtain such products or services from any such Person, and for which such Person confirms to Agent in writing prior to the execution thereof: (a) is documented in a standard International Swap Dealer Association Agreement; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Borrower or

Guarantor , or any of their Subsidiaries that elect to obtain such an Interest Hedge from any such Person, that is party to such Lender-Provided Interest Rate Hedge shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under the Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.

“Letter of Credit Sublimit” shall mean $5,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.

“Leverage Ratio” shall mean, with respect to any Person (and, if and as applicable, the combined and/or consolidated Subsidiaries of such Person) as of any date, the ratio of (a) Funded Debt as of such date to (b) the Applicable EBITDA for the twelve month fiscal measurement period ending on such date, all calculated for such Person (and, if and as applicable, the combined and/or consolidated Subsidiaries of such Person) in accordance with GAAP. “Applicable EBITDA,” as used in this definition, means (i) for any fiscal measurement period ending prior to the Financial Reporting Changeover Date, Global EBITDA for such fiscal measurement period, or (ii) for any fiscal measurement period ending on or after the Financial Reporting Changeover Date, Domestic US EBITDA for such fiscal measurement period.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Reserve Percentage.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give reasonably prompt notice to Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.

“License Agreement” shall mean any agreement between any Loan Party and a Licensor pursuant to which such Loan Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Loan Party or otherwise in connection with such Loan Party’s business operations.

“Licensor” shall mean any Person from whom any Loan Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Loan Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Loan Party’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and substance satisfactory to Agent, by which Agent is given the unqualified right, vis-á-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Loan Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Loan Party’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance satisfactory to Agent.

“Loan Parties” shall mean, collectively, all Borrowers and Guarantors, and “Loan Party” shall mean each such Person individually, and shall extend to all successors and permitted assigns of such Persons.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, assets, business or properties of Borrowers and Guarantors taken as a whole, (b) the ability of Borrowers and Guarantors taken as a whole to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of any material portion of the Collateral, taken as a whole, or Agent’s Liens on a material portion of the Collateral, taken as a whole, or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents, taken as a whole.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Borrower, which is material to any Borrower’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

“Maximum Swing Loan Advance Amount” shall mean $6,500,000; provided that, upon the effective date of each increase in the Maximum Revolving Advance Amount in accordance with Section 2.24, the Maximum Swing Loan Advance Amount shall increase by an amount equal to ten percent (10%) of the amount of such increase in the Maximum Revolving Advance Amount.

“Maximum Revolving Advance Amount” shall mean $50,000,000, as such amount may be increased (to an amount not to exceed $70,000,000) from time to time in accordance with Section 2.24 hereof.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“ModusLink Parent” shall mean ModusLink Global Solutions, Inc., a corporation organized under the laws of Delaware.

“ModusLink Parent on a Global Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts and other items of ModusLink Parent, its Domestic Subsidiaries and its Foreign Subsidiaries.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Loan Party or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.

“New Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Non-Domestic US EBITDA” shall mean, for any period, EBITDA of Borrowers on a Combined and Consolidated Basis, adjusted in a reasonably detailed manner, satisfactory to Agent, to include only EBITDA based on net income arising from the sale of goods or rendition of services by a Foreign Subsidiary of a Borrower, the invoice and billing in respect of which is generated outside of the United States and the related account receivable in respect of which is collected by such Foreign Subsidiary, or an affiliate of such Foreign Subsidiary, outside of the United States. For avoidance of doubt, the calculation of Non-Domestic US EBITDA shall exclude Domestic US EBITDA.

“Non-Domestic US Excess Cash Flow” shall mean, for any period, Excess Cash Flow of Borrowers on a Combined and Consolidated Basis, the calculation of which shall be based solely on Non-Domestic US EBITDA.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Note” shall mean collectively, the Revolving Credit Note and the Swing Loan Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor , or any of their Subsidiaries that elect to enter into any Cash Management Products and Services, Lender-Provided Foreign Currency Hedge or Lender-Provided Interest Rate Hedge, to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or Affiliate of Issuer, Swing Loan Lender, any Lender or Agent), including any provider of any Cash Management Products and Services, Lender-Provided Foreign Currency Hedge or Lender-Provided Interest Rate Hedge, of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower or Guarantor or any applicable Subsidiary and any indemnification obligations payable by any Borrower or Guarantor or applicable Subsidiary arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower or Guarantor or applicable Subsidiary, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any commercial card, purchase card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, arising under, evidenced by and/or relating to (i) this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including, to the extent provided for in Section 16.9 and otherwise in the Other Documents, all costs and expenses of Agent, Issuer, Swing Loan Lender and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Loan Party to Agent, Issuer, Swing Loan Lender or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities

“Ordinary Course of Business” shall mean, with respect to any Loan Party, the ordinary course of such Loan Party’s business as conducted on the Closing Date (or, in the case of any Loan Party that becomes a Loan Party or Guarantor after the Closing Date, as conducted at the time of such joinder) and reasonable extensions thereof.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Other Documents, or sold or assigned an interest in any Other Documents).

“Other Documents” shall mean the Note, the Perfection Certificates, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, any Lender-Provided Interest Rate Hedge or Lender-Provided Foreign Currency Hedge (provided that no such Lender-Provided Interest Rate Hedge or Lender-Provided Foreign Currency Hedge shall be an Other Document for the purposes of Section 10.1, 10.5 or 10.14), and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, 50% or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participant Register” has the meaning specified in clause (b) of Section 16.3.

“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by any Loan Party or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by any Loan Party or any entity which was at such time a member of the Controlled Group.

“Perfection Certificates” shall mean, collectively, the information questionnaires and the responses thereto provided by each Loan Party and delivered to Agent.

“Permitted Acquisitions” shall mean acquisitions of the assets or Equity Interests of another Person (the “target”) so long as: (a) at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability (calculated as if such acquisition, and any Revolving Advance requested to fund any portion of such acquisition, had been made at the beginning of the applicable period) of not less than $10,000,000; (b) the total costs and liabilities (including without limitation, all assumed liabilities, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such acquisitions) of (A) such acquisition shall not exceed, as of the time of such acquisition after giving effect thereto, the applicable Permitted Acquisition Basket Amount and (B) all such acquisitions in the aggregate throughout the Term shall not exceed, as of the time of such acquisition after giving effect thereto $50,000,000; provided that neither (x) any amount of such acquisition costs and liabilities funded with the proceeds of any issuance of Equity Interests of any Borrower to ModusLink Parent and/or capital contribution by ModusLink Parent in respect of any Equity Interests of any Borrower nor (y) any amount of such acquisition costs and liabilities funded with the proceeds of any Permitted Acquisition Indebtedness shall be counted again the foregoing limitation; (c) with respect to the acquisition of Equity Interests, such target shall (i) have a positive pro forma EBITDA based on the trailing four fiscal quarters most recently completely prior to the date of the proposed acquisition, subject to pro forma assumptions and adjustments (as though such acquisition had occurred on the first day of such period) as may be approved by and acceptable to Agent in its Permitted Discretion, (ii) be added as a Borrower or a Guarantor (as Agent may elect in its Permitted Discretion) to this Agreement and be jointly and severally liable for all Obligations, and (iii) grant to Agent a first priority lien in all Equity Interests constituting Subsidiary Stock of such target (subject only to Permitted Encumbrances); (d) the target or property is used or useful in the Borrowers’ Ordinary Course of Business; (e) Agent shall have received a first-priority security interest (subject only to Permitted Encumbrances) in all acquired asset (subject only to Permitted Encumbrances), including all assets of any target acquired through a purchase of Equity Interests, subject to documentation satisfactory to Agent; (f) the board of directors (or other comparable governing body) of the target shall have duly approved the transaction; (g) Borrowers shall have delivered to Agent (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, Borrowers would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent fiscal quarter end and (ii) financial statements of the acquired entity for the two most recent fiscal years then ended (if available), in form and substance reasonably acceptable to Agent; (h) if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Borrower and newly formed for the sole purpose of effecting such acquisition; (i) no assets acquired in any such transaction(s) shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets (as may be required by Agent in its Permitted Discretion), in form and substance acceptable to Agent in its Permitted Discretion; and (j) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition. For the purposes of calculating Undrawn Availability and Average Undrawn Availability under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing so long as (but only if) Agent has received field examination and/or appraisal of such assets (as may be required by Agent in its Permitted Discretion), in form and substance acceptable to Agent in its Permitted Discretion; as set forth in clause (i) above and so long as such assets satisfy the applicable eligibility criteria.

“Permitted Acquisition Basket Amount” shall mean, with respect to any proposed Permitted Acquisition for the purposes of clause (b) of the definition of the term Permitted Acquisition: (i) if at the time of and after giving effect to such acquisition, Borrowers have

Undrawn Availability and Average Undrawn Availability (calculated as if such acquisition, and any Revolving Advance requested to fund such acquisition, had been made at the beginning of the applicable period) of not less than $10,000,000 but equal to or less than $12,500,000, an amount equal to $20,000,000, (ii) if at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability (calculated as if such acquisition, and any Revolving Advance requested to fund such acquisition, had been made at the beginning of the applicable period) of not less than $12,500,000 but equal to or less than $15,000,000, an amount equal to $25,000,000, or (iii) if at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability (calculated as if such acquisition, and any Revolving Advance requested to fund such acquisition, had been made at the beginning of the applicable period) of not less than $15,000,000, an amount equal to $30,000,000.

“Permitted Acquisition Indebtedness” shall mean any Indebtedness (including Indebtedness in the form of “seller debt” or any “earn out obligations”) incurred by Borrowers for the purpose of funding any Permitted Acquisition but only if and to the extent that (i) the terms and conditions of such Indebtedness, including without limitation the interest rate and other financial terms, amortization and final maturity date, and extent of any Liens on any assets of Loan Parties securing such Indebtedness, shall be acceptable to Agent in its discretion (provided that, without limiting the generality of Agent’s discretion under this clause (i), unless Agent shall agree otherwise in its discretion, such Indebtedness shall not mature prior to the date that is 12 months after the Term, such Indebtedness shall not amortize until 12 months after the Term, and such Indebtedness shall not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Term), (ii) the holder of such Indebtedness shall agree and enter into and execute and deliver to Agent an intercreditor and subordination agreement acceptable to Agent in its discretion providing for subordination of such Indebtedness to the Obligations, payment blockage terms, subordination of any Liens (if any) securing such Indebtedness to the Liens of Agent in the assets of Loan Parties and other customary terms and provisions, and (iii) after giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition, the pro forma Leverage Ratio of Loan Parties (calculated as of the last day of the most recently ended month that is the last month in a fiscal quarter and for which financial statements and a related Compliance Certificate complying with the requirements of Section 9.9 hereof have been delivered to Agent as though such Permitted Acquisition and such Indebtedness had been incurred on such date) shall not be more than 4.50 to 1.00.

“Permitted Assignees” shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank or financial institution, a United States branch of a foreign bank or financial institution, or any finance company generally engaged in the business of making revolving commercial loans; (c) any fund that is administered or managed by Agent or any Lender, an Affiliate of Agent or any Lender or a related entity, in each case, that is directly engaged (or indirectly through the Agent or such Lender or Affiliate) in the business of making revolving commercial loans; and (d) any Person who, unless an Event of Default shall have occurred and be continuing, is generally engaged in the business of making revolving commercial loans and to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of asset-based credit facilities; provided, that neither (x) WebBank nor (y) any Person listed on a schedule of prohibited transferees provided to the Agent by the Permitted Holder from time to time and accepted and approved by Agent in its Permitted Discretion may be a Permitted Assignee hereunder.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

“Permitted Dispositions” shall mean:

(a) sales, abandonment, or other dispositions of equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the Ordinary Course of Business and leases or subleases of Real Property not useful in the conduct of the business of Borrowers and their Subsidiaries;

(b) sales of Inventory to buyers in the Ordinary Course of Business;

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the Other Documents;

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the Ordinary Course of Business;

(e) the granting of Permitted Encumbrances;

(f) [reserved];

(g) any involuntary loss, damage or destruction of property;

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(i) the leasing or subleasing of assets (other than Inventory) in the Ordinary Course of Business;

(j) (i) the lapse of registered patents, trademarks, copyrights and other intellectual property to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the Ordinary Course of Business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lenders, taken as a whole;

(k) the making of payments that are expressly permitted to be made pursuant to this Agreement;

(l) the making of Permitted Investments;

(m) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets in the Ordinary Course of Business (i) from any Borrower or any of its Subsidiaries to a Loan Party that is a Borrower or a Domestic Subsidiary, and (ii) from any Subsidiary of any Borrower that is not a Loan Party to any other Subsidiary of any Borrower;

(n) dispositions of assets (other than Inventory or Receivables) acquired by Borrowers and their Subsidiaries pursuant to an acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Borrowers and their Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject acquisition;

(o) dispositions by a Subsidiary of a Borrower that is not a Loan Party or a Domestic Subsidiary of Receivables that are not Eligible Receivables and with respect to which the Customer is not a resident or citizen of or otherwise located in the United States; provided, that (i) at the time of any such disposition, no Default or Event of Default shall exist or would result from such disposition, (ii) such disposition shall be made on a basis that is a non-recourse to any Loan Party, and (iii) the purchase price for such property disposed of shall be paid to such Subsidiary solely in cash; and

(p) sales or dispositions of assets (other than Receivables, Inventory or Equity Interests of Subsidiaries of any Borrower) not otherwise permitted in clauses (a) through (o) above so long as made at fair market value and such sale or disposition would not adversely affect in any material respect the financial condition, results of operations, assets (taken as a whole), business or properties (taken as a whole) of Borrowers and Guarantors taken as a whole.

“Permitted Dividends” shall mean dividends and distributions by any Domestic Subsidiary of any Borrower to a Borrower or to any immediate parent company of such Subsidiary that is also a Domestic Subsidiary of Borrower and a Guarantor.

“Permitted ECF Dividend/Foreign Subsidiary-JV Transfer Amount” shall mean, as to any ECF Dividend/Foreign Subsidiary-JV Transfer Period, the amount equal to the sum of (x) 75% of Domestic U.S. Excess Cash Flow for the Permitted ECF Dividend/Foreign Subsidiary-JV Transfer Relevant Period, plus (y) all cash proceeds distributed by any Foreign Subsidiary of a Borrower to a Borrower arising from the sale or transfer of machinery, equipment, real property or other similar fixed assets of such Foreign Subsidiary during the Permitted ECF Dividend/Foreign Subsidiary-JV Transfer Relevant Period, plus (z) 75% of Non-Domestic U.S. Excess Cash Flow for the Permitted ECF Dividend/Foreign Subsidiary-JV Transfer Relevant Period, but only to the extent of the actual distribution in cash of such Non-Domestic U.S. Excess Cash Flow by the applicable Foreign Subsidiary of a Borrower to such Borrower during such Permitted ECF Dividend/Foreign Subsidiary-JV Transfer Relevant Period.

“Permitted ECF Dividend/Foreign Subsidiary-JV Transfer Conditions” shall mean, as to any proposed ECF Dividend or ECF Foreign Subsidiary-JV Transfer, (A) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such proposed ECF Dividend or ECF Foreign Subsidiary-JV Transfer, (B) Borrowers shall have pro forma Undrawn Availability and Average Undrawn Availability (calculated as if such dividend, and any Revolving Advance requested to fund such dividend, had been made at the beginning of the applicable period), together with the aggregate amount of unrestricted cash actually held each Borrower, of not less than $10,000,000 and (C) Borrowers on a Combined and Consolidated basis shall have a Fixed Charge Coverage Ratio as of the last day in the applicable Permitted ECF Dividend/Foreign Subsidiary-JV Transfer Relevant Period, calculated on a pro forma basis as if such dividend, or purchase (such term to have the same meaning as the term “purchase” when used in clause (i) of the defined term ECF Foreign Subsidiary-JV Transfers), advance or loan, as the case may be, had been paid at the beginning of such period (including for purposes of such pro forma calculation, for the avoidance of doubt, the amount of such dividend, or purchase, advance or loan, as the case may be) of not less than 1.00 to 1.00.

“Permitted ECF Dividend/Foreign Subsidiary-JV Transfer Relevant Period” shall mean, as of any date and/or any ECF Dividend/Foreign Subsidiary-JV Transfer Period, the period of twelve consecutive fiscal months ending with the fiscal month most recently ended prior to such date or the last month in such ECF Dividend/Foreign Subsidiary-JV Transfer Period (as applicable), in each case that is the last month in a fiscal quarter and for which monthly financial statements and a related Compliance Certificate in full compliance with the requirement of Section 9.9 hereof have been delivered to Agent; provided that, notwithstanding the foregoing, with respect to any date occurring or any ECF Dividend/Foreign Subsidiary-JV Transfer Period ending prior to the end of the month in which the second anniversary of the Closing Date shall occur, the Permitted ECF Dividend/Foreign Subsidiary-JV Transfer Relevant Period shall mean the period beginning with the month in which the first anniversary of the Closing Date shall occur and ending with the fiscal month most recently ended prior to such date or the last month in such ECF Dividend/Foreign Subsidiary-JV Transfer Period (as applicable), in each case that is the last month in a fiscal quarter and for which monthly financial statements and a related Compliance Certificate in full compliance with the requirement of Section 9.9 hereof have been delivered to Agent.

“Permitted Encumbrances” shall mean:

(a) Liens granted to, or for the benefit of, the Agent to secure the Obligations;

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Agent’s Liens and the underlying taxes, assessments, or charges or levies are being Properly Contested;

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 10.6 of this Agreement and do not have priority over the Agent’s Liens;

(d) Liens set forth on Schedule 1.2 (a) to this Agreement; provided, that to qualify as a Permitted Encumbrance, any such Lien described on Schedule 1.2 to this Agreement shall only secure the Indebtedness that it secures on the Closing Date and any refinancing thereof, up to the original principal amount of such Indebtedness outstanding on the Closing Date;

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements;

(f) purchase money Liens or the interests of lessors in respect of Capital Lease Obligations to the extent that such Liens or interests secure purchase money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any refinancing Indebtedness in respect thereof;

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are being Properly Contested;

(h) Liens on amounts deposited to secure obligations in connection with worker’s compensation or other unemployment insurance;

(i) Liens on amounts deposited to secure obligations in connection with the making or entering into of bids, tenders, or leases in the Ordinary Course of Business and not in connection with the borrowing of money;

(j) Liens on amounts deposited to secure reimbursement obligations with respect to surety or appeal bonds obtained in the Ordinary Course of Business;

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof;

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the Ordinary Course of Business;

(m) except as otherwise provided in clause (d) hereof, Liens that are replacements of Permitted Encumbrances to the extent that the original Indebtedness is the subject of permitted refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;

(n) rights of setoff or bankers’ liens upon deposit accounts in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the Ordinary Course of Business, except as otherwise provided in the deposit account control agreement, if any, applicable to any particular deposit accounts, among the applicable Loan Party, Agent and such bank;

(o) Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) Liens solely on any cash earnest money deposits made by in connection with any letter of intent or purchase agreement with respect to an acquisition permitted under this Agreement;

(r) Liens assumed in connection with any one or more Permitted Acquisitions that secure acquired Indebtedness in an aggregate principal amount for all such Indebtedness secured by Liens described in this clause (r) not to exceed $250,000 outstanding at any time (provided that, notwithstanding the foregoing, Liens described in this clause (r) may at any time secure further Indebtedness (in excess of such $250,000 aggregate limitation) assumed in connection with any one particular such Permitted Acquisitions, up to a maximum principal amount of $1,000,000 outstanding at any time for all such Indebtedness (including such excess Indebtedness) secured by Lien described in this clause (r) but only to the extent that such further Indebtedness in excess of the otherwise applicable $250,000 aggregate limitation shall be repaid in cash no later than the ninetieth (90th) day following the closing and consummation of the particular Permitted Acquisitions in which such excess Indebtedness was assumed);

(s) Liens in respect of the cash collateral account (and amounts on deposit therein) pledged to Wells Fargo Bank, N.A. in support of the Wells Fargo Letters of Credit;

(t) Liens on the assets of Loan Parties securing Permitted Acquisition Indebtedness to the extent such Liens are subject to a subordination and intercreditor agreement as contemplated by and complying with the requirements of clause (ii) of the definition of Permitted Acquisition Indebtedness; and

(u) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000, but only to the extent, as to any such Lien, that such Lien does not remain outstanding for more than ninety (90) days following the date such Lien is granted or created and/or arises.

“Permitted Holder” shall mean, collectively, Handy & Harman, Ltd., BNS Holdings, Inc., Steel Partners, Ltd., Steel Partners Holdings L.P., SPH Group LLC, SPH Group Holdings LLC, Steel Partners LLC, Warren G. Lichtenstein and Glen M. Kassan and their respective Controlled Investment Affiliates.

“Permitted Indebtedness” shall mean:

(a) Indebtedness arising under, relating to or evidenced by this Agreement or the Other Documents;

(b) Indebtedness set forth on Schedule 1.2 to this Agreement (including Indebtedness representing reimbursement obligations in respect of the Wells Fargo Letters of Credit) and any refinancing Indebtedness in respect of such Indebtedness, up to the principal amount of such Indebtedness outstanding on the Closing Date;

(c) purchase money Indebtedness, up to an aggregate principal amount not to exceed $1,000,000 at any one time outstanding, and any refinancing Indebtedness in respect of such Indebtedness;

(d) endorsement of instruments or other payment items for deposit;

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, purchase orders, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with asset dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Loan Party, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness;

(f) Permitted Acquisition Indebtedness;

(g) Indebtedness assumed in connection with any Permitted Acquisition in an aggregate principal amount for all such assumed Indebtedness described in this clause (g) not to exceed $250,000 outstanding at any time (provided that, notwithstanding the foregoing, further Indebtedness (in excess of such $250,000 aggregate limitation) may be assumed in connection with any one particular such Permitted Acquisition, up to a maximum principal amount of $1,000,000 outstanding at any time for all such Indebtedness (including such excess Indebtedness) described in this clause (g), but only to the extent that such further Indebtedness in excess of the otherwise applicable $250,000 aggregate limitation shall be repaid in cash no later than the ninetieth (90th) day following the closing and consummation of the particular acquisition in which such excess Indebtedness was assumed);

(h) Indebtedness incurred in the Ordinary Course of Business under performance, surety, statutory, or appeal bonds;

(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(j) the incurrence of (x) Indebtedness in respect of Hedge Liabilities and (y) unsecured obligations under any Interest Rate Hedge, Foreign Currency Hedge or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, in each case that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrowers’ and their Subsidiaries’ operations and not for speculative purposes;

(k) Indebtedness incurred in the Ordinary Course of Business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Products and Services;

(l) [reserved];

(m) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more acquisitions;

(n) Indebtedness comprising Permitted Investments;

(o) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness;

(p) in addition to Indebtedness permitted to be incurred pursuant to clause (f) hereof, unsecured subordinated Indebtedness, the aggregate principal amount of which does not exceed $1,000,000 at any one time outstanding; provided that the holder of such Indebtedness shall agree and enter into and execute and deliver to Agent a subordination agreement acceptable to Agent in its discretion providing for subordination of such Indebtedness to the Obligations, payment blockage terms, and other customary terms and provisions reasonably acceptable to Agent in its Permitted Discretion;

(q) intercompany Indebtedness owing from one or more Loan Parties to any other one or more Loan Parties in accordance with clause (b) of the definition of Permitted Loans; and

(r) any other unsecured Indebtedness incurred by any Borrower or any of its Subsidiaries in an aggregate outstanding amount not to exceed $1,000,000 at any one time.

“Permitted Investments” shall mean

(a) Investments in cash and Cash Equivalents, (i) obligations issued or guaranteed by the United States of America or any agency thereof; (ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (iii) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (x) such bank has a combined capital and surplus of at least $500,000,000, or (y) its debt obligations, or those of a holding company of which it is a subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business;

(c) Investments consisting of Equity Interests or other securities received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the Ordinary Course of Business or owing to any Loan Party or any of its Subsidiaries as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(d) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule 1.2 to this Agreement;

(e) guarantees permitted under the definition of Permitted Indebtedness;

(f) Permitted Loans;

(g) Permitted Acquisitions;

(h) deposits of cash made in the Ordinary Course of Business to secure performance of operating leases;

(i) acquisitions of assets, businesses or divisions useful or complementary to the business of the applicable Loan Party;

(j) Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party, to the extent permitted under this Agreement;

(k) Investments resulting from entering into (i) Cash Management Products and Services, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness;

(l) equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law;

(m) Investments reflecting commission, travel, and similar advances to officers and employees of such Loan Party made in the Ordinary Course of Business; and

(n) Investments held by a Person acquired in a acquired entity to the extent that such Investments were not made in contemplation of or in connection with such acquisition and were in existence on the date of such acquisition.

“Permitted Loans” shall mean: (a) the extension of trade credit by a Loan Party to its Customer(s) (including, for the avoidance of doubt, Subsidiaries of any Borrower), in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms; (b) intercompany loans between and among Loan Parties, so long as each such intercompany loan is evidenced by a promissory note, either (x) in the form of Exhibit 7.5-A attached hereto or (y) otherwise on terms and conditions (including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Agent in its sole discretion, a copy of which has been delivered to Agent (provided that, upon request of Agent after the occurrence and during the continuance of an Event of Default, Loan Parties shall promptly deliver the original of such promissory note to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Loan Party(s) that are the payee(s) on such note), including without limitation all intercompany loans owing from ModusLink PTS and MMII to ModusLink Corp. originally evidenced by (i) that certain Promissory Note dated as of October 31, 2012 by ModusLink PTS, Inc. in favor of ModusLink Corporation in the original maximum principal amount of up to $10,000,000 and (ii) that certain Promissory Note dated as of May 27, 2010 by Modus Media International (Ireland) Limited in favor of ModusLink Corporation in the original maximum principal amount of $23,370,000, and (c) that certain intercompany loan in the amount of $695,000 outstanding on the Closing Date owing from SalesLink Solutions International Limited to ModusLink Corporation pursuant to that certain Promissory Note dated October 31, 2012.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA which is (a) a Pension Benefit Plan or a Multiemployer Plan and which is maintained by any Loan Party or any member of the Controlled Group or to which any Loan Party or any member of the Controlled Group is required to contribute, or (b) a “welfare plan”, as defined in Section 3(1) of ERISA, which provides self-insured benefits and which is maintained by any Loan Party or to which any Loan Party is required to contribute.

“Pledge Agreement” shall mean (i) those certain one or more Collateral Pledge Agreement(s) executed by Loan Parties in favor of Agent dated as of the Closing Date and (ii) any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to Liens that have priority as a matter of applicable state law), and (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by the Agent).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of the owned and leased premises identified on Schedule 4.4 hereto or in and to any other premises or real property that are hereafter owned or leased by any Loan Party.

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Swing Loan Lender Issuer, as applicable.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Rent Reserve” shall mean, with respect to any premises at which Collateral is located which is not owned by a Loan Party or, if owned, is subject to a mortgage in favor of a Person other than Agent for the benefit of the Lenders, and in respect of which Agent has not received a Lien Waiver Agreement executed by the lessor, mortgagee, warehouseman, bailee or consignee, as applicable, a reserve equal to three times the monthly mortgage or lease payment or monthly warehouse, bailment or consignment charges for such premises.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043 of ERISA or the regulations promulgated thereunder, other than an event for which the thirty (30) day notice period is waived.

“Required Lenders” shall mean Lenders (not including the Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least fifty-one percent (51%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of the Lenders hereunder, the sum of the outstanding Revolving Advances and Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Revolving Advances” shall mean Advances made other than Letters of Credit and the Swing Loans.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount” shall mean, (i) as to any Lender other than a New Lender, the Revolving Commitment amount (if any) set forth below such Lender’s name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Revolving Commitment amount provided for in the joinder signed by such New Lender under Section 2.24(a)(x), in each case as the same may be adjusted upon any increase by such Lender pursuant to Section 2.24 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Revolving Commitment Percentage” shall mean, (i) as to any Lender other than a New Lender, the Revolving Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Revolving Commitment Percentage provided for in the joinder signed by such New Lender under Section 2.24(a)(ix), in each case as the same may be adjusted upon any increase in the Maximum Revolving Advance Amount pursuant to Section 2.24 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to LIBOR Rate Loans, the sum of the Applicable Margin plus the LIBOR Rate.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“SEC Inquiry” shall mean the informal inquiry with respect to ModusLink Parent initiated by the staff of the Division of Enforcement of the SEC for the Boston, Massachusetts Regional Office on February 15, 2012 and later the formal action In the Matter of Global Solutions, Inc. (B-02719) regarding ModusLink Parent’s treatment of rebates associated with volume discounts provide by its vendors.

“Secured Parties” shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.

“Subordinated Intercompany Line of Credit Note” shall mean that certain promissory note in the original principal amount of $20,000,000, payable jointly and severally by Borrowers to the Foreign Subsidiaries, dated as of the Closing Date, which promissory note evidences a revolving line of credit in such principal amount established by the Foreign Subsidiaries in favor of Borrowers, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms of Section 7.8(b) hereof.

“Subsidiary” shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to a Loan Party by any Domestic Subsidiary, 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Loan Party by any Foreign Subsidiary (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956(c)(2)) and (ii) 65% (or such greater or lesser percentage that, due to a change in an Applicable Law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Loan Party and (y) could not reasonably be expected to cause any material adverse tax consequences) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)).

“Swap” shall mean any “swap” as defined in Section la(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Taxes” or “taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Pension Benefit Plan; (b) the withdrawal of any Loan Party or any member of the Controlled Group from a Pension Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA with respect to a Pension Benefit Plan; (c) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Pension Benefit Plan or Multiemployer Plan; (e) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan or Multiemployer Plan, or (b) that is reasonably likely to result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal, within the meaning of Section 4203 or 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any member of the Controlled Group.

“Toxic Substance” shall mean and include any material present on the Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit less the Genpact Reserve and such other reserves as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion, minus (b) the sum of (i) the outstanding amount of Revolving Advances and Swing Loans plus (ii) all amounts due and owing to any Loan Party’s trade creditors which are outstanding sixty (60) days or more past their due date, plus (iii) fees and expenses incurred in connection with the Transactions for which Loan Parties are liable but which have not been paid or charged to Borrowers’ Account. For avoidance of doubt, if, on any date of determination of Undrawn Availability, the US EBITDA Calculation Amount is in effect, Undrawn Availability shall be calculated after giving effect thereto.

“Unfunded Capital Expenditures” shall mean, as to any Loan Party, without duplication, a Capital Expenditure funded (a) from such Loan Party’s internally generated cash flow or (b) with the proceeds of a Revolving Advance or Swing Loan.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“US EBITDA Calculation Amount” shall mean (i) from and after on and after the Closing Date until (but not including) the date the US EBITDA Calculation Conditions have been satisfied, the sum of $5,000,000, and (ii) from and after the date the US EBITDA Calculation Conditions have been satisfied, zero (-0-).

“US EBITDA Calculation Conditions” shall mean that (A) Borrowers and their respective Subsidiaries shall have established internal financial reporting and record keeping systems and procedures as necessary for Borrowers to produce (x) the internally prepared monthly interim financing statements and related Compliance Certificates for Borrowers, on a consolidated and combined basis together with their Subsidiaries, and audited and internally prepared annual financial statements and related Compliance Certificates for Borrowers, on a consolidated and combined basis together with their Subsidiaries, in each case as required under Section 9.7, clause (ii) and Section 9.9, clause (ii), as applicable, and (y) without limiting the foregoing clause (x), accurate calculations and reporting, according to a methodology reasonably satisfactory to Agent in all respects, of Domestic US EBITDA and Non-Domestic US EBITDA, and of Domestic US Excess Cash Flow and Non-Domestic US Excess Cash Flow and (B) Borrowers shall have delivered the first set of such monthly or financial statements (together with the applicable Compliance Certificate) referenced in the foregoing clause (x) that fully comply with all the requirements of Section 9.7, clause (ii) or Section 9.9, clause (ii), as applicable, as determined by Agent to its reasonable satisfaction.

“US Person” shall mean any Person that is a “United States Person”, as such terms is defined in Section 7701(a)(30) of the Code.

“Wells Fargo Letters of Credit” shall mean those certain letters of credit, in aggregate face amounts of (x) $201,884 and (y) €314,815.02, issued by Wells Fargo Bank, N.A. under a previously terminated credit facility among the Borrowers, Wells Fargo Bank, N.A. and the other parties thereto and described and defined as the “Outstanding Letters of Credit” under that certain letter agreement regarding payoff and termination of liens dated April 16, 2014 among Loan Parties, ModusLink Parent and certain of their Affiliates and Wells Fargo Bank, National Association, which letters of credit are outstanding as of the Closing Date and are more fully described in Schedule 1.2(b) hereto.

1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4. Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or “to the best of Loan Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower or Loan Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II.	ADVANCES, PAYMENTS.

2.1. Revolving Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement specifically including Sections 2.1(b) and (c), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of:

(x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, less the Genpact Reserve and such other reserves as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion; or

(y) an amount equal to the sum of:

(i) the sum of up to 85% (the “Receivables Advance Rate”) of each of (A) Eligible Receivables, (B) Eligible Uninsured Foreign Receivables, and (C) Eligible Insured Foreign Receivables; plus

(ii) the least of (A) up to 65% of the value of the Eligible Inventory (the “Inventory Advance Rate”), (B) up to 85% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion exercised in good faith) (the “Inventory NOLV Advance Rate”, together with the Inventory Advance Rate and the Receivables Advance Rate, collectively, the “Advance Rates”), or (C) $20,000,000 in the aggregate at any one time, minus

(iii) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iv) the US EBITDA Calculation Amount, minus

(v) the Genpact Reserve and such other reserves as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i) and (ii) minus (y) Sections 2.1 (a)(y)(iii), (iv) and (v) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the

Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.

(b) Limitation on Revolving Advances against Eligible Uninsured Foreign Receivables and Eligible Foreign Receivables. Notwithstanding anything to the contrary contained in Section 2.1(a)(y)(i) above, not more than $35,000,000 of Revolving Advances made against Eligible Uninsured Foreign Receivables and Eligible Insured Foreign Receivables may be outstanding at any one time, of which not more than $6,000,000 of such Revolving Advances made against Eligible Uninsured Foreign Receivables may be outstanding at any one time.

(c) Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

2.2. Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a) Borrowing Agent on behalf of any Borrower may notify Agent prior to 1:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. on the day which is two (2) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $500,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one, two or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No LIBOR Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than six (6) LIBOR Rate Loans, in the aggregate.

(c) Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d) Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 1:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.

(e) Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f) At its option and upon written notice given prior to 1:00 p.m. at least three (3) Business Days prior to the date of such prepayment, any Borrower may, subject to Section 2.2(g) hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g) Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate

Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence that describes in reasonable detail the calculations thereof submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(h) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence that describes in reasonable detail the calculations thereof submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

2.3. [Reserved]

2.4. Swing Loans.

(a) Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, the Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future

(b) Upon either (x) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (y) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c) Upon the making of a Swing Loan (whether before or after the occurrence of a Default or Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Credit Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Loan Parties to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.6. Making and Settlement of Advances.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of the Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.22). Each borrowing of Swing Loans shall be advanced by the Swing Loan Lender alone.

(b) Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify the Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender holding a Revolving

Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d) Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with the Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying the Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.22, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).

(e) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.7. Maximum Advances. The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

2.8. Manner and Repayment of Advances.

(a) The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of the Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22).

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Except as otherwise provided in the last sentence of this Section 2.8(b), Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.8(h). Notwithstanding the foregoing, with respect to any item of payment made by Sony Corporation or a subsidiary, unit, branch or division of Sony Corporation or Sony Corporation of America, and received by Agent on the last day of any particular month, the Application Date in respect of such item of payment shall be such last day of such month.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 P.M. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d) Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., in Dollars and in immediately available funds.

2.9. Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.10. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. Subject to the foregoing thirty day period, the records of Agent with respect to the Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11. Letters of Credit.

(a) Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars (“Letters of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(iii)). The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b) Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to the Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that the Issuer refrain from, the issuance of letters of credit generally or the Letter of

Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of the Issuer applicable to letters of credit generally.

2.12. Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, or other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twenty-four (24) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.13. Requirements For Issuance of Letters of Credit.

(a) Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor.

(b) In connection with all trade Letters of Credit issued or caused to be issued by Issuer under this Agreement, each Borrower hereby appoints Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent, Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s, Issuer’s or their respective attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.14. Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent. Provided that Borrowing Agent shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon, on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, and the Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a

Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to Agent, for the benefit of Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loans on and after the fourth day following the Drawing Date. Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e) Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Loan Parties) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15. Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b) If Issuer or Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Issuer or Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Federal Funds Effective Rate.

2.16. Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18. Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any Loan Party, as the case may be, may have against Issuer, Agent, any Loan Party or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.14;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Loan Party, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or any Subsidiaries of such Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi) payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless the Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after the Issuer shall have furnished Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) the occurrence of any Material Adverse Effect;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii) the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the obligations of the Lenders to make Advances have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19. Liability for Acts and Omissions.

(a) As between Borrowers and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b) Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c) In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Loan Party, Agent or any Lender.

2.20. Mandatory Prepayments.

(a) Subject to Section 7.1 hereof, when any Loan Party sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable direct costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided however that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

(b) In the event of any issuance or other incurrence of Indebtedness (other than Indebtedness described in the definition of Permitted Indebtedness) by Loan Parties, Borrowers shall, no later than one (1) Business Day after the receipt by Loan Parties of the cash proceeds from any such issuance or incurrence of Indebtedness repay the Advances in an amount equal to one hundred percent (100%) of such cash proceeds in the case of such incurrence or issuance of Indebtedness. Such repayments will be applied in the same manner as set forth in Section 2.20(a) hereof.

(c) All proceeds received by Loan Parties or Agent (i) under any insurance policy on account of damage or destruction of any assets or property of any Loan Parties, or (ii) as a result of any taking or condemnation of any assets or property shall be applied in accordance with Section 6.6 hereof.

2.21. Use of Proceeds.

(a) Borrowers shall apply the proceeds of Advances to (i) pay fees and expenses relating to this transaction, (ii) provide for its working capital needs, including capital expenditures and investments in and loans to Domestic Subsidiaries and Foreign Subsidiaries as permitted hereunder, and reimburse drawings under Letters of Credit, and (iii) funding dividends by Borrowers to ModusLink Parent for general corporate purposes, including acquisitions, of ModusLink Parent, to the extent expressly permitted under Section 7.7 hereof.

(b) Without limiting the generality of Section 2.21(a) above, neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.22. Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b) (i) except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii) fees pursuant to Section 3.3(b) hereof shall cease to accrue in favor of such Defaulting Lender.

(iii) if any Swing Loans are outstanding or any Letters of Credit Obligation (or drawings under any Letter of Credit for which the Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A) the Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among the Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of the Issuer the Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C) if the Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D) if the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to the Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to the Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E) if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv) so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and the Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to the Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by the Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(ii)(A) above (and such Defaulting Lender shall not participate therein).

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b).

(d) Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event that the Agent, the Borrowers, Swing Loan Lender and the Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolver Commitment, then Participation Commitments of the Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f) If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.23. Payment of Obligations. Agent may charge to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Loan Party’s obligations under Sections 3.3, 3.4, 4.4, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

2.24. Increase in Maximum Revolving Advance Amount.

(a) The Borrowers may, at any time during the Term, request that the Maximum Revolving Advance Amount be increased by (1) one or more of the current Lenders increasing their Revolving Commitment Amount (any current Lender which elects to increase its Revolving Commitment Amount shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) joining this Agreement and providing a Revolving Commitment Amount hereunder , subject to the following terms and conditions:

(i) No current Lender shall be obligated to increase its Revolving Commitment Amount and any increase in the Revolving Commitment Amount by any current Lender shall be in the sole discretion of such current Lender;

(ii) Borrowers may not request the addition of a New Lender unless (and then only to the extent that) there is insufficient participation on behalf of the existing Lenders in the increased Revolving Commitments being requested by Borrower;

(iii) There shall exist no Event of Default or Default on the effective date of such increase after giving effect to such increase;

(iv) After giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed $70,000,000.

(v) Borrowers may not request an increase in the Maximum Revolving Advance Amount under this Section 2.24 more than three (3) times during the Term, and no single such increase in the Maximum Revolving Advance Amount shall be for an amount less than $5,000,000;

(vi) The Borrowers and other Loan Parties shall deliver to the Agent on or before the effective date of such increase the following documents in form and substance satisfactory to the Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Commitment Amounts has been approved by such Loan Parties, (2) certificate dated as of the effective date of such increase certifying that no Default or Event of Default shall have occurred and be continuing and certifying that the representations and warranties made by each Loan Party herein and in the Other Documents are true and complete in all respects with the same force and effect as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date), (3) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the Other Documents executed by Loan Parties as Agent reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase, and (4) an opinion of counsel in form and substance satisfactory to the Agent which shall cover such matters related to such increase as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(vii) The Borrowers shall execute and deliver (1) to each Increasing Lender a replacement Note reflecting the new amount of such Increasing Lender’s Revolving Commitment Amount after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be cancelled) and (2) to each New Lender a Note reflecting the amount of such New Lender’s Revolving Commitment Amount;

(viii) Any New Lender shall be subject to the reasonable approval of the Agent and Issuer;

(ix) Each Increasing Lender shall confirm its agreement to increase its Revolving Commitment Amount pursuant to an acknowledgement in a form acceptable to the Agent, signed by it and each Borrower and delivered to the Agent at least five (5) days before the effective date of such increase; and

(x) Each New Lender shall execute a lender joinder in substantially the form of Exhibit 2.24 pursuant to which such New Lender shall join and become a party to this Agreement and the Other Documents with a Revolving Commitment Amount as set forth in such lender joinder.

(b) On the effective date of such increase, (i) the Borrowers shall repay all Revolving Advances then outstanding, subject to the Borrowers’ obligations under Section 3.7; provided that subject to the other conditions of this Agreement, Borrowing Agent may request new Revolving Advances on such date and (ii) the Revolving Commitment Percentages of the

Lenders holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall be recalculated such that each such Lender’s Revolving Commitment Percentage is equal to (x) the Revolving Commitment Amount of such Lender divided by (y) the aggregate of the Revolving Commitment Amounts of all Lenders. Each Lender holding a Revolving Commitment shall participate in any new Revolving Advances made on or after such date in accordance with its Revolving Commitment Percentage after giving effect to the increase in the Maximum Revolving Advance Amount and recalculation of the Revolving Commitment Percentages contemplated by this Section 2.24.

(c) On the effective date of such increase, each Increasing Lender shall be deemed to have purchased an additional/increased participation in, and each New Lender will be deemed to have purchased a new participation in, each then outstanding Letter of Credit and each drawing thereunder and each then outstanding Swing Loan in an amount equal to such Lender’s Revolving Commitment Percentage (as calculated pursuant to Section 2.24(b) above) of the Maximum Undrawn Amount of each such Letter of Credit (as in effect from time to time) and the amount of each drawing and of each such Swing Loan, respectively. As necessary to effectuate the foregoing, each existing Lender holding a Revolving Commitment Percentage that is not an Increasing Lender shall be deemed to have sold to each applicable Increasing Lender and/or New Lender, as necessary, a portion of such existing Lender’s participations in such outstanding Letters of Credit and drawings and such outstanding Swing Loans such that, after giving effect to all such purchases and sales, each Lender holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall hold a participation in all Letters of Credit (and drawings thereunder) and all Swing Loans in accordance with their respective Revolving Commitment Percentages (as calculated pursuant to Section 2.24(b) above).

(d) On the effective date of such increase, Loan Parties shall pay all cost and expenses incurred by Agent and by each Increasing Lender and New Lender in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, Loan Parties and/or the Increasing Lenders and New Lenders in connection with, such increase (including all fees for any supplemental or additional public filings of any Other Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase).

III.	INTEREST AND FEES.

3.1. Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at the end of each Interest Period, provided further that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans. Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), (i) the Obligations other than LIBOR Rate Loans shall bear interest at the Revolving Interest Rate for Domestic Rate Loans plus two (2%) percent per annum and (ii) LIBOR Rate Loans shall bear interest at the Revolving Interest Rate for LIBOR Rate Loans plus two (2%) percent per annum (as applicable, the “Default Rate”).

3.2. Letter of Credit Fees.

(a) Borrowers shall pay (x) to Agent, for the ratable benefit of the Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) to the Issuer, for its own account, a fronting fee of one quarter of one percent (0.25%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term. (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b) At any time following the occurrence of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement. Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.

3.3. Closing Fee and Facility Fee.

(a) Upon the execution of this Agreement, Borrowers shall pay to Agent for the ratable benefit of Lenders a closing fee of $243,750 less that portion, if any, of the commitment fee of $40,000 heretofore paid by Borrowers to Agent and the deposit of $50,000 heretofore paid by Borrowers to Agent, in each case remaining after application of such commitment fee and deposit to out of pocket costs and expenses of Agent incurred in connection with the transactions under this Agreement incurred through the Closing Date.

(b) If, for any calendar quarter during the Term, the average daily unpaid balance of the sum of Revolving Advances (for purposes of this computation, Swing Loans shall be deemed to be Revolving Advances made by PNC as a Lender) plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of the Lenders holding the Revolving Commitments based on their Revolving Commitment Percentages, a fee at a rate equal to one-quarter of one percent (0.25%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance (the “Facility Fee”). Such Facility fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.4. Collateral Monitoring Fee and Collateral Evaluation Fee.

(a) Borrowers shall pay Agent, for its own account, a collateral monitoring fee equal to $2,000 per month commencing on the first day of the month following the Closing Date and on the first day of each month thereafter during the Term. The collateral monitoring fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

(b) Borrowers shall pay Agent, for its own account, an agency fee equal to $5,000 per year for each Lender (other than PNC) that is party to this Agreement on the date such agency fee is due and payable, such fee to be due and payable in advance upon the Closing Date (in the case of each Lender (other than PNC) party hereto on the Closing Date) or the effective date of the Commitment Transfer Supplement or lender joinder pursuant to which such Lender became a Lender hereunder, and then annually on each anniversary of the Closing Date thereafter. The agency fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

(c) Loan Parties shall pay to Agent promptly at the conclusion of any collateral evaluation performed by or for the benefit of Agent - namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which evaluation is undertaken by Agent or for Agent’s benefit - a collateral evaluation fee in an amount equal to $1,000 per day for each person employed to perform such evaluation (whether such examination is performed by Agent’s employees or by a third party retained by agent), plus a per examination manager review fee in the amount of $1,300, plus all reasonable and documented costs and disbursements incurred by Agent in the performance of such examination or analysis, and provided that if third parties are retained to perform such collateral evaluations, either at the request of another Lender or for extenuating reasons determined by Agent in its sole discretion, then such reasonable fees charged by such third parties plus all reasonable and documented costs and disbursements incurred by such third party (collectively “Third Party Fees and Costs”) shall be the responsibility of Loan Party and shall not be subject to the foregoing limits; and further provided that, notwithstanding the foregoing or anything to the contrary otherwise in this Agreement, in the absence of the occurrence and continuance of any Event of Default, Loan Parties shall not be required to pay the expense and cost of more than four (4) such field examinations and audits in any calendar year (but also provided further that the limitations set forth in the foregoing proviso: (x) shall not apply after the occurrence and during the continuance of any Event of Default, (and any such field examination and audit conducted at Loan Parties’ expense after the occurrence and during the continuance of any Event of Default shall not be counted against such limitations) and (y) shall not limit the rights of Agent to conduct any such field examinations at its own expense and cost). For the avoidance of doubt, only the amount of Third Party Fees and Costs actually charged to Agent (and no additional “premium” or “surcharge” in excess of such actual amount) will be passed through to Borrowers.

(d) All of the fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.7 hereof shall be paid for when due, in full and without deduction, off-set or counterclaim by Loan Parties. provided that, notwithstanding the foregoing or anything to the contrary otherwise in this Agreement, in the absence of the occurrence and continuance of any Event of Default, Loan Parties shall not be required to pay the expense and cost of more than one (1) such appraisal in any calendar year (but also provided further that the limitations set forth in the foregoing proviso: (x) shall not apply after the occurrence and during the continuance of any Event of Default (and any such appraisal conducted at Loan Parties’ expense after the occurrence and during the continuance of any Event of Default shall not be counted against such limitations) and (y) shall not limit the rights of Agent to conduct any such appraisals at its own expense and cost).

3.5. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Revolving Interest Rate during such extension.

3.6. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7. Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(b) impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent, Swing Loan Lender, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender or such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent, Swing Loan Lender or such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8. Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan; or

(c) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate

Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.9. Capital Adequacy.

(a) In the event that Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b) A certificate of Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10. Taxes.

(a) Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Loan Parties shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this

Section) the Agent, Swing Loan Lender, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Parties shall make such deductions and (iii) the Loan Parties shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b) Without limiting the provisions of Section 3.10(a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c) Each Loan Party shall indemnify each Recipient within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.10) paid by Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Loan Parties by any Lender, Swing Loan Lender, Participant, or the Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or the Issuer, shall be conclusive absent manifest error.

(d) As soon as reasonably practicable after any payment of Taxes by any Loan Party to a Governmental Body, the Loan Parties shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)

(i) Any Lender or Swing Loan Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Other Document shall deliver to the Loan Parties (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Loan Parties or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by the Loan Parties or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Loan Parties or Agent as will enable the Loan Parties or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing, in the event that any Loan Party is a U.S. Person,

(A) any Lender or Swing Loan Lender that is a U.S. Person shall deliver to the Borrowers and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender (or other Lender) shall deliver to the Loan Parties and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or the Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming eligibility for benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Other Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(2) executed original IRS Form W-8ECI,

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Loan Parties within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Loan Parties or Agent to determine the withholding or deduction required to be made, or

(D) if a payment made to a Lender or Swing Loan Lender under any Other Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Swing Loan Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Swing Loan Lender shall deliver to the Loan Parties and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Loan Parties or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Loan Parties or the Agent as may be necessary for the Loan Parties and the Agent to comply with their obligations under FATCA and to determine that such Lender or Swing Loan Lender has complied with such Lender’s or Swing Loan Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender or Swing Time Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.10 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Loan Parties and the Agent in writing of its legal inability to do so.

(f) If a Participant or Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this

Section giving rise to such refund); net of all out-of-pocket expenses of the Participant or Recipient and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that the Loan Parties, upon the request of the Participant or Recipient agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to the Agent, Swing Loan Lender, such Lender, Participant or the Issuer in the event the Agent, Swing Loan Lender, such Lender, Participant or the Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require the Participant or Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

3.11. Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7 or 3.9 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by the Agent pursuant to Section 16.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by the Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to the Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by the Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage, and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV.	COLLATERAL: GENERAL TERMS

4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Loan Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Loan Party shall provide Agent with written notice of all commercial tort claims in excess of $500,000 promptly upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Loan Party shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Loan Party shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.

4.2. Perfection of Security Interest. Each Loan Party shall take all action (or, as set forth in clause (ii) of this sentence, use commercially reasonable efforts to take such action) that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral, to the extent it can be perfected (with the understanding that the Collateral may be subject to Permitted Encumbrances as otherwise provided for herein) or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral individually or in the aggregate with all other such chattel paper, instruments, letters of credit and advise thereof not so endorsed and delivered to the Agent and so marked or stamped, evidencing more than $500,000, (iv) entering into warehousing, lockbox, customs and freight agreements and other custodial arrangements satisfactory to Agent as determined in its Permitted Discretion, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Loan Party hereby authorizes Agent to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Loan Party). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid by Loan Parties to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

(a) Without limiting the generality of the foregoing provisions of this Section 4.2, each Loan Party further agrees that such Loan Party shall take all actions reasonably requested by Agent in its Permitted Discretion (and, following the occurrence and during the continuance of any Event of Default, all other actions requested by Agent) to create, grant, pledge and perfect a Lien in favor of Agent for the benefit of Secured Parties with respect to the Subsidiary Stock of any Foreign Subsidiary under the laws of the jurisdiction in which such

Foreign Subsidiary is organized, including without limitation due execution and delivery of pledge agreements governed by the laws of any such applicable jurisdiction, making and/or authorizing any registrations or filings with any applicable Governmental Body in any such applicable jurisdiction, causing any such Foreign Subsidiary to make any applicable notations in its corporate share records or adopt any applicable amendments or modifications to its Organizational Documents and/or deliver any customary local counsel legal opinions under the laws of any such applicable jurisdiction with respect to such Lien, such local law pledge agreements and/or such local law actions.

4.3. Preservation of Collateral. Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Loan Parties’ owned or leased property. Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4. Ownership and Location of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (iv) each Loan Party’s equipment and Inventory shall be located as set forth on Schedule 4.4 (as updated from time to time in accordance with the terms of this Agreement) and shall not be removed from such location(s) (other than Inventory and Equipment in transit between such locations or Equipment out for repair) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and equipment to the extent permitted in Section 7.1(b) hereof.

(b) (i) There is no location at which any Loan Party has any Inventory (except for Inventory in transit) or other Collateral other than those locations listed on Schedule 4.4(b)(i) (as updated from time to time in accordance with the terms of this Agreement); (ii) Schedule 4.4(b)(ii) hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Loan Party is stored; none of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4(b)(iii) hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Loan Party and (B) the chief executive office of each Loan Party; and (iv) Schedule 4.4(b)(iv) hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Loan Party, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

4.5. Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without Agent’s prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Loan Party shall use commercially reasonable efforts to defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.6. Inspection of Premises. At all reasonable times during regular business hours and upon prior notice to the Borrowers, so long as no Event of Default has occurred and is continuing, and at any time at all, without notice, during the continuance of an Event of Default, from time to time as often as Agent shall elect in its Permitted Discretion, Agent shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business. Agent and its agents may from time to time enter upon any premises of any Loan Party at all reasonable times during regular business hours and upon prior notice to the Borrowers, so long as no Event of Default has occurred and is continuing, and at any time at all, without notice, during the continuance of an Event of Default, as often as Agent shall elect in its Permitted Discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business. Loan Parties’ liability for the costs and expenses of such inspections and field examinations and audits shall be as set forth in Section 3.4(c) hereof.

4.7. Appraisals. Agent may, in its Permitted Discretion, exercised in a commercially reasonable manner, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of Loan Parties’ assets. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowers as to the identity of any such firm. Loan Parties’ liability for the costs and expenses of such inspections and field examinations and audits shall be as set forth in Section 3.4(c) and (d) hereof. In the event the value of Borrowers’ Inventory, as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances.

4.8. Receivables; Deposit Accounts and Securities Accounts.

(a) Each of the Receivables identified on a Borrowing Base Certificate as an Eligible Receivable shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created. Each of the Receivables identified on a Borrowing Base Certificate as an Eligible Receivable shall be due and owing in accordance with the applicable Loan Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

(b) Each Customer obligated on a Receivable, whether or not identified on a Borrowing Base Certificate as an Eligible Receivable, to the best of each Loan Party’s knowledge, as of the date each Receivable is created, is solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Loan Party who are not solvent, such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Each Loan Party’s chief executive office is located as set forth on Schedule 4.4(b)(iii). Until written notice is given to Agent by Borrowing Agent of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) Loan Parties shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Agent. Notwithstanding the foregoing, to the extent any Loan Party directly receives any remittances upon Receivables, such Loan Party shall, at such Loan Party’s sole cost and expense, but on

Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s). Each Loan Party shall deposit in the Blocked Account and/or Depository Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. At any time after the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) at any time: (A) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables, in the name of the applicable Borrower, to any Customer; (D) to sign such Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Loan Party at any post office box/lockbox maintained by Agent for Loan Parties or at any other business premises of Agent; and (ii) at any time following the occurrence and during the continuance of an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(g) Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable).

(h) All proceeds of Collateral shall be deposited by Loan Parties into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at the Agent for the deposit of such proceeds. Each applicable Loan Party, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account and which directs such Blocked Account Bank to transfer such funds so deposited on a daily basis to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) at Agent. All funds deposited in such Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Agent for its own benefit and the ratable benefit of Issuer, Lenders and all other holders of the Obligations, and Borrowing Agent shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) in such order as Agent shall determine in its sole discretion, provided that, in the absence of any Event of Default, Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances.

(i) No Loan Party will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Loan Party.

(j) All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Loan Party as of the Closing Date are set forth on Schedule 4.8(j). No Loan Party shall open any new deposit account, securities account or investment account other than an Excluded Deposit Account unless, if such account is to be maintained with a bank, depository institution or securities intermediary that is not the Agent, such bank, depository institution or securities intermediary, each applicable Loan Party and Agent shall first have entered into an account control agreement in form and substance satisfactory to Agent sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account. Notwithstanding anything to the contrary provided for in this Agreement, (i) ModusLink Corp. may continue to maintain account #5800321282 with Bank of America, N.A. (the “BofA China Account”) for the sole purpose of receiving collections, payments and remittances in respect of Receivables owing from Hong Fu Jin Precision Electronics (Chong Qing) Co., Ltd. and any other Customer which may, as of the Closing Date, be remitting its payments in respect of Receivables to such BofA China Account in the Ordinary Course of Business of ModusLink Corp. without any requirement for ModusLink Corp. to cause Bank of America, N.A. to execute and deliver any account control agreement with respect to such BofA China Account for a period not to exceed one hundred twenty (120) days following the Closing Date (by the end of which such period ModusLink shall have either closed such BofA China Account or caused Bank of America, N.A. to execute and deliver an account control agreement with respect to such BofA China Account in form and substance satisfactory to Agent sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account), and (ii) ModusLink Corp. may continue to maintain account #5800321241 with Bank of America, N.A. (the “BofA Operating Account”) as an operating account (and not as an account to which any Customers makes any direct remittance of payments and collections on Receivables or into which any automatic “sweep” transfers are made from any other Deposit Accounts of any Loan Parties) without any requirement for ModusLink Corp. to cause Bank of America, N.A. to execute and deliver any account control agreement with respect to such BofA Operating Account for a period not to exceed thirty (30) days following the Closing Date (by the end of which such period ModusLink shall have either closed such BofA Operating Account or caused Bank of America, N.A. to execute and deliver an account control agreement with respect to such BofA Operating Account in form and substance satisfactory to Agent sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account).

4.9. Inventory. To the extent Inventory held for sale or lease has been produced by any Loan Party, it has been and will be produced by such Loan Party in accordance, in all material respects, with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.10. Maintenance of Equipment. The equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted), consistent with past practices and as needed in current operations, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the equipment shall be maintained and preserved. The Loan Parties shall have the right to sell equipment to the extent set forth in Section 7.1 hereof. No Loan Party shall use or operate the equipment in violation of any law, statute, ordinance, code, rule or regulation.

4.11. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except with respect to Collateral in its possession or under its control, in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable). Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.12. Financing Statements. Except as respects the financing statements filed by Agent, financing statements described on Schedule 1.2, and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

V.	REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1. Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, (b) will not, in any material respect, conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect or except those which the failure to have obtained would not have, or could not reasonably be expected to have, a Material Adverse Effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound.

5.2. Formation and Qualification.

(a) Each Loan Party is duly incorporated or formed, as applicable, and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any amendment or changes thereto.

(b) All of the Subsidiaries of ModusLink Parent and each Borrower as of the Closing Date are listed on Schedule 5.2(b).

5.3. Survival of Representations and Warranties. All representations and warranties of such Loan Party contained in this Agreement and the Other Documents to which it is a party shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4. Tax Returns. Each Loan Party’s federal tax identification number is set forth on Schedule 5.4. Each Loan Party has filed all federal, state and other material tax returns and other reports each is required by law to file and has paid all federal, state and other material taxes, assessments, fees and other governmental charges that are due and payable, except those which are being Properly Contested. The provision for taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any material deficiency or additional assessment raised in writing in connection therewith not provided for on its books.

5.5. Financial Statements.

(a) The pro forma balance sheet of ModusLink Parent on a Global Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated to occur under this Agreement (the “Transactions”) and is accurate, complete and correct and fairly reflects the financial condition of ModusLink Parent on a Global Consolidated Basis as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied (except for the absence of footnotes and for the fact that such Pro Forma Balance Sheet shall reflect future events as though they had occurred at the time such Pro Forma Balance Sheet shall be delivered). The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by two Authorized Officers of ModusLink Parent. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP (except for the absence of footnotes and for the fact that such Pro Forma Balance Sheet shall reflect future events as though they had occurred at the time such Pro Forma Balance Sheet shall be delivered), except as may be disclosed in such financial statements.

(b) The twelve-month cash flow and balance sheet projections of ModusLink Parent on a Global Consolidated Basis, copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”) were prepared by the management of ModusLink Parent, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers’ judgment based on present circumstances as of their date of preparation of the most likely set of conditions and course of action for the projected period, it being understood that such Projections are by their nature prospective and contingent on a wide range of factors and that actual results may vary significantly. The cash flow Projections together with the Pro Forma Balance Sheet are referred to as the “Pro Forma Financial Statements”.

(c) The (x) consolidated and unaudited consolidating balance sheets of ModusLink Parent on a Global Consolidated Basis as of July 31, 2013, and for the period of twelve (12) months then ended, and the related statements of income, changes in stockholder’s equity, and consolidated changes in cash flow for the period ended on such date, all such consolidated financial statements accompanied by reports thereon containing opinions without qualification by independent certified public accountants, and (y) management–prepared consolidated and unaudited consolidating balance sheets of ModusLink Parent on a Global Consolidated Basis as of January 31, 2014, and for the period of six (6) months then ended, and the related statements of income, changes in stockholder’s equity, and consolidated changes in cash flow for the period ended on such date, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur and present fairly the financial position of ModusLink Parent on a Global Consolidated Basis at such date and the results of their operations for such period. Since January 31, 2014, and except as otherwise disclosed in note 18 (Subsequent Events) to the unaudited condensed consolidated financial statements included in the quarterly report on Form 10-Q filed by ModusLink Parent with the SEC on June 9, 2014: (x) there has been no change in the condition, financial or otherwise, of Loan Parties as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Loan Parties, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse, and (y) no event(s), development(s) or circumstance(s) have occurred, nor any state of facts arisen, that individually or taken together in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

5.6. Entity Names. No Loan Party has been known by any other company or corporate name, as applicable, in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7. O.S.H.A. Environmental Compliance and Flood Insurance. Except as would not or could not be expected to have a Material Adverse Effect:

(a) Each Loan Party is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act and Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Each Loan Party has been issued all required federal, state and local licenses, certificates or permits (collectively, “Approvals”) required under applicable Environmental Laws and all such Approvals are current and in full force and effect.

(c) (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Loan Party, other than (A) any such permitted Release or Releases of an immaterial nature or (B) Releases that customarily arise in connection with the business of Borrower and the Guarantors, which, in any such case, could not reasonably be expected to result in any material liability to Borrower; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned by any Loan Party, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property owned by any Loan Party has never been used by any Loan Party to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Loan Party on any Real Property owned by any Loan Party, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Loan Party or of its tenants.

(d) All Real Property owned by Loan Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party in accordance with prudent business practice in the industry of such Loan Party. Each Loan Party has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) (i) After giving effect to the Transactions, each Loan Party is and will be solvent, able to pay its debts as they mature and has and will have capital sufficient to carry on its business and all businesses in which it is about to engage, (ii) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities, and (iii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b) Except as disclosed in Schedule 5.8(b)(i), no Loan Party has any pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect. No Loan Party has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 1.2 and (ii) Indebtedness otherwise permitted under Section 7.8 hereof.

(c) No Loan Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal, in either case, which could reasonably be expected to have a Material Adverse Effect.

(d) No Loan Party or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto. However, Schedule 5.8(d) may be updated by the Loan Parties from time to time; provided, however, that, if a Plan that a Loan Party seeks to list on Schedule 5.8(d) could reasonably be expected to result in any Loan Party incurring a material liability under such Plan during the Term, the consent of the Agent will be required, which consent shall not be unreasonably withheld. Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other federal or state laws. Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Benefit Plan and Multiemployer Plan, and each Pension Benefit Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Pension Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Service; (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which could cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) neither any Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vi) neither any Loan Party nor any member of the Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which gives rise to any such liability; (vii) no Loan Party nor any fiduciary of any Plan has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code; (viii) no Termination Event has occurred or is expected to occur; (ix) there exists no Reportable ERISA Event; (x) neither any Loan Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xi) no Loan Party maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Part 6 of Title I of ERIDA, Section 4980B of the Code, or similar state continuation of coverage laws; and (xii) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would result in any such liability.

5.9. Patents, Trademarks, Copyrights and Licenses. All Intellectual Property owned or utilized by any Loan Party: (i) is set forth on Schedule 5.9; (ii) is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (iii) constitutes all of the intellectual property rights which are necessary for the operation of its business. There is no objection to, or pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such Intellectual Property and no Loan Party is aware of any grounds for any challenge or proceedings, except as set forth in Schedule 5.9 hereto. All Intellectual Property owned or held by any Loan Party consists of original material or property developed by such Loan Party or was lawfully acquired by, or licensed to, such Loan Party from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.

5.10. Licenses and Permits. Except as set forth in Schedule 5.10, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11. Default of Indebtedness. No Loan Party is in default in the payment of the principal of or interest on any Indebtedness or under any material instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12. No Default. No Loan Party is in default in the payment or performance of any of its material contractual obligations and no Default or Event of Default has occurred.

5.13. No Burdensome Restrictions. No Loan Party is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Borrower has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14. No Labor Disputes. No Loan Party is involved in any material labor dispute; there are no strikes or walkouts or union organization of any Loan Party’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15. Margin Regulations. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16. Investment Company Act. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17. Disclosure. No representation or warranty made by any Loan Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Loan Party or which reasonably should be known to such Loan Party which such Loan Party has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18. Swaps. No Loan Party is a party to, nor will it be a party to, any swap agreement whereby such Loan Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.19. Business and Property of Loan Parties. Upon and after the Closing Date, Loan Parties do not propose to engage in any business other than providing comprehensive supply chain and logistics services and activities necessary or incidental to conduct the foregoing. On the Closing Date, each Loan Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party, except as could not reasonably be expected to have a Material Adverse Effect.

5.20. Ineligible Securities. Loan Parties do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.21. [RESERVED].

5.22. Equity Interests. The authorized and outstanding Equity Interests of each Loan Party and each Subsidiary of a Borrower, and each legal and beneficial holder thereof as of the Closing Date, are as set forth on Schedule 5.22(a) hereto. All of the Equity Interests of each Loan Party have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.22(b), there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party or any of the shareholders of any Loan Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Loan Parties. Except as set forth on Schedule 5.22(c), Loan Parties have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.23. Commercial Tort Claims. No Loan Party has any commercial tort claims in excess of $500,000, except as set forth on Schedule 5.23 hereto.

5.24. Letter of Credit Rights. As of the Closing Date, no Loan Party has any letter of credit rights except as set forth on Schedule 5.24 hereto.

5.25. Material Contracts. Schedule 5.25 sets forth all Material Contracts of the Borrowers. All Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.26. Joint Ventures. As of the Closing Date, no Loan Party is party to any partnership, joint venture or similar arrangement.

VI.	AFFIRMATIVE COVENANTS.

Each Loan Party shall, until payment in full of the Obligations and termination of this Agreement:

6.1. Compliance with Laws. Comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard).

6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property and take all commercially reasonable actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral and material to the conduct of the Borrowers’ business; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3. Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), that allow the Loan Parties to prepare financial reporting in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Loan Parties.

6.4. Payment of Taxes. Unless Properly Contested, the Loan Parties will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral (except for any such tax, assessment or other Charge which, singly or in the aggregate, is of a de minimis amount), including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Loan Party and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, would reasonably be expected to create a valid Lien on the Collateral, Agent may, if Borrowers’ fail to do so, pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent shall endeavor to provide notice to Borrowers of any such payment having been made. Agent will not pay any taxes, assessments or Charges to the extent that any applicable Loan Party has Properly Contested those taxes, assessments or Charges. The amount of any payment by Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Loan Parties shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Loan Parties’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

6.5. Financial Covenants.

(a) Fixed Charge Coverage Ratio. At all times from and after (but not before) the occurrence of any FCCR Trigger Event, cause to be maintained as of the end of each fiscal month (beginning with the first month ending after any FCCR Trigger Event), for the trailing period of twelve consecutive fiscal months then ended, a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00.

6.6. Insurance.

(a) (i) Keep all its insurable properties and properties in which such Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies of a similar size to the applicable Loan Parties and engaged in businesses similar to the applicable Loan Parties, including business interruption insurance; (ii) maintain insurance coverage or a bond in such amounts as is customary in the case of companies of a similar size to the applicable Loan Parties engaged in businesses similar to the applicable Loan Parties insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; and (v) furnish Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof promptly, and in any event no later than five (5) Business Days after any renewal date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i), and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice); provided that, for the avoidance of doubt, in connection with the insurance coverages required by this Section 6.6(a), Loan Parties may obtain and maintain insurance policies which contemplate or require self-insured retentions in lieu of and in amounts comparable to customary deductibles (as described below) or self-insured medical benefits, or the payment by Loan Parties of deductibles prior to receiving payment in respect of applicable losses to the extent such deductibles are in amount and apply with respect to such coverages and circumstances as are customary in the case of companies of a similar size to the applicable Loan Parties engaged in businesses similar to the applicable Loan Parties. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Loan Party to make payment for such loss to Agent and not to such Loan Party and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. For the avoidance of doubt, to the extent Agent receives payment in respect of a claim for loss incurred by a Foreign Subsidiary or its property, the amount of such payment, to such extent, shall be returned to Borrowing Agent promptly following the receipt thereof by Agent.

(b) Each Loan Party shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c) After the occurrence and during the continuance of an Event of Default, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i), (iii) and 6.6(b). All loss recoveries received by Agent under any such insurance may be applied to the Obligations, in such order as Agent in its Permitted Discretion shall determine. Any surplus shall be paid by Agent to Loan Parties or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Loan Parties to Agent promptly on demand. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be charged to Borrowers’ Account and constitute part of the Obligations.

6.7. Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all leases under which it is a tenant and which are material (individually or in the aggregate) to the operations of the Borrowers and their respective Subsidiaries, and shall otherwise comply, in all material respects, with all other terms of such leases and keep all such leases in full force and effect.

6.8. Environmental Matters.

(a) Ensure that the Real Property and all operations and businesses conducted thereon are in compliance, and remain in compliance, in all material respects with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property in compliance in all material respects with Environmental Laws, in each case, except for noncompliance which could not reasonably be expected to have a Material Adverse Effect.

(b) If management of the Borrowers determines that it is prudent to do so, establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic environmental compliance audits to be conducted by knowledgeable environmental professionals. Under such system, potential violations and violations of Environmental Laws shall be reviewed with legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.

(c) Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. To the extent permitted under any Landlord Waiver Agreement applicable to the relevant Real Property, if any Loan Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) after reasonable prior notice to the Borrowers and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Loan Party.

(d) Promptly upon the written request of Agent (which request shall be based upon Agent’s reasonable belief that (i) a Hazardous Discharge not otherwise identified has occurred at the Real Property that requires remedial or investigatory action under Environmental Laws or that is the subject of any regulatory inquiry or (ii) an identified Hazardous Discharge has become the subject of any regulatory inquiry), Loan Parties shall provide Agent, at Loan Parties’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $500,000, Agent shall have the right to require Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of the portion of these costs and expenses in excess of $500,000.

6.9. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to the absence of footnotes and normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

6.10. [RESERVED].

6.11. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.12. Government Receivables. Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them.

6.13. Membership / Partnership Interests. Designate and shall cause all of their Subsidiaries to designate (a) their limited liability company membership interests or partnership interests as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and Section 8-103 of Article 8 of the Uniform Commercial Code, and (b) certificate such limited liability company membership interests and partnership interests, as applicable.

6.14. Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty or payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however that each Qualified ECP Loan Party shall only be liable under this Section 6.14 for the maximum amount of such liability that can be hereby incurred without rending its obligations under this Section 6.14, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.14 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and Other Documents. Each Qualified ECP Loan Party intends that this Section 6.14 constitutes, and this Section 6.14 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

VII.	NEGATIVE COVENANTS.

No Loan Party shall, until satisfaction in full of the Obligations and termination of this Agreement:

7.1. Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except (x) any Borrower may merge, consolidate or reorganize with another Borrower or acquire the assets or Equity Interests of another Borrower, and (y) any Guarantor may merge, consolidate or reorganize with another Guarantor (or any Borrower, if such Borrower is the surviving entity) or acquire the assets or Equity Interests of another Guarantor, so long as in any such case Loan Parties provide Agent with ten (10) days prior written notice of such merger, consolidation or reorganization and delivers all of the relevant documents evidencing such merger, consolidation or reorganization.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) Permitted Dispositions and (ii) any other sales or dispositions expressly permitted by this Agreement.

7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

7.3. Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) unsecured guarantees made in the Ordinary Course of Business up to an aggregate amount of $3,000,000, (c) guarantees by one or more Loan Party(s) of the Indebtedness or obligations of any other Loan Party(s) to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement, (d) the endorsement of checks in the Ordinary Course of Business and (e) unless otherwise provided in Section 7.8, guarantees of Indebtedness permitted under Section 7.8.

7.4. Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except for:

(i) Permitted Investments,

(ii) the purchase or acquisition by a Borrower of the obligations or Equity Interests of, or capital contributions by a Borrower to, such Borrower’s Foreign Subsidiaries during the period beginning on the Closing Date and ending on the first anniversary thereof in an aggregate amount as to all Borrowers not to exceed $3,500,000 (as such amount shall be reduced by any intercompany loan pursuant to Section 7.5(ii) hereof and/or any JV investment pursuant to Section 7.12(i) hereof during that same period, provided that after giving effect to any such investment,(x) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such proposed investment and (y) Borrowers shall have, on a combined basis, pro forma Undrawn Availability and Average Undrawn Availability (calculated as if such investment, and any Revolving Advance requested to fund such investment, had been made at the beginning of the applicable period), together with the aggregate amount of unrestricted cash actually held each Borrower, of not less than $10,000,000,

(iii) the purchase or acquisition by a Borrower of the obligations or Equity Interests of, or capital contributions by a Borrower to, such Borrower’s Foreign Subsidiaries at any time after the first anniversary of the Closing Date if and to the extent that, after giving effect to such proposed investment, (x) all of the Permitted ECF Dividend/Foreign Subsidiary-JV Transfer Conditions shall have been met and (y) the aggregate amount of all ECF Dividends and ECF Foreign Subsidiary-JV Transfers made during the applicable ECF Dividend/Foreign Subsidiary-JV Transfer Period shall not exceed the applicable Permitted ECF Dividend/Foreign Subsidiary Transfer-JV Amount; provided that, notwithstanding anything to the contrary contained in the foregoing or otherwise in this agreement, no such investment may be made by any Borrower under this clause (iii) until such time as the monthly internally-prepared financial statements and related Compliance Certificate for the month ending July 31, 2015, fully compliant with the requirements of Section 9.9 hereof, have been delivered to Agent, and

(iv) the purchase or acquisition by a Borrower of the Equity Interest in, or capital contributions by a Borrower to, such Borrowers JVs to the extent permitted by Section 7.12(b) hereof.

7.5. Loans.

(a) Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except for:

(i) Permitted Loans,

(ii) advances or loans by any Borrower to one or more of its Foreign Subsidiaries during the period beginning on the Closing Date and ending on the first anniversary thereof in an aggregate amount as to all Borrowers not to exceed $3,500,000 (as such amount shall be reduced by any intercompany investment pursuant to Section 7.4(ii) hereof and/or any JV investment pursuant to Section 7.12(i) hereof during that same period), so long as each such intercompany loan is evidenced by a promissory note in the form of Exhibit 7.5-B attached hereto, a copy of which has been delivered to Agent (provided that, upon request of Agent after the occurrence and during the continuance of an Event of Default, Loan Parties shall promptly deliver the original of such promissory note to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Loan Party(s) that are the payee(s) on such note), and also provided that after giving effect to any such advance or loan, (x) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such proposed advance or loan and (y) Borrowers shall have, on a combined basis, pro forma Undrawn Availability and Average Undrawn Availability (calculated as if such advance or loan, and any Revolving Advance requested to fund such advance or loan, had been made at the beginning of the applicable period), together with the aggregate amount of unrestricted cash actually held by each Borrower, of not less than $10,000,000; and

(iii) advances or loans by any Borrower to one or more of its Foreign Subsidiaries at any time after the first anniversary of the Closing Date if and to the extent that, after giving effect to such proposed advance or loan, (x) all of the Permitted ECF Dividend/Foreign Subsidiary-JV Transfer Conditions shall have been met and (y) the aggregate amount of all ECF Dividends and ECF Foreign Subsidiary-JV Transfer during the applicable ECF Dividend/Foreign Subsidiary-JV Transfer Period shall not exceed the applicable Permitted ECF Dividend/Foreign Subsidiary-JV Transfer Amount; so long as each such intercompany loan is evidenced by a promissory note in the form of Exhibit 7.5-B attached hereto, a copy of which has been delivered to Agent (provided that, upon request of Agent after the occurrence and during the continuance of an Event of Default, Loan Parties shall promptly deliver the original of such promissory note to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Loan Party(s) that are the payee(s) on such note), and also provided that, notwithstanding anything to the contrary contained in the foregoing or otherwise in this agreement, no such advances or loans may be made by any Borrower under this clause (iii) until such time as the monthly internally-prepared financial statements and related Compliance Certificate for the month ending July 31, 2015 fully complying with the requirements of Section 9.9 hereof have been delivered to Agent.

(b) Notwithstanding anything to the contrary provided for in this Section 7.5, in Sections 7.7 and 7.8 below or otherwise in this Agreement, (i) any Borrower may make an advance or loan to one of its Foreign Subsidies that is funded solely with and concurrently with the receipt of the proceeds of a corresponding intercompany loan made to such Borrower by ModusLink Parent solely for the purpose of funding such advance or loan to such Foreign Subsidiary (each such advance or loan to a Foreign Subsidiary so funded, a “Pass-Through Foreign Loan”, and each such corresponding intercompany loan from ModusLink Parent made for the purpose of funding such a Pass-Through Foreign Loan, a “Pass-Through Parent Advance”), (ii) Borrower may incur and permit to remain outstanding Indebtedness owing to ModusLink Parent with respect to such Pass-Through Parent Advances, (iii) the Foreign Subsidiaries may pay and make and Borrowers may accept payments and repayments (including payments and repayments of principal and interest) in respect of each such Pass-Through Foreign Loan as and when Borrowers and such Foreign Subsidiaries may elect solely for the purposes of funding corresponding payments and repayments of the corresponding Pass-Through Parent Advance, and (iv) Borrowers may pay and make payments and repayments (including payments and repayments of principal and interest) to ModusLink Parent in respect of each Pass-Through Parent Advance solely to the extent such payments and repayments are funded solely by a corresponding payment or repayment received by Borrower from the applicable Foreign Subsidiary on the corresponding Pass-Through Parent Advance, but only on the conditions and provided that, (1) at no time shall the outstanding principal balance of all such Pass-Through Parent Advances exceed $15,000,000 in the aggregate, (2) prior to and after giving effect to the making of any such Pass-Through Foreign Loan, Borrowers shall have Undrawn Availability and Average Undrawn Availability of not less than $3,000,000, (3) prior to and after giving effect to any payment or repayment by any Borrower to ModusLink Parent in respect of any Pass-Through Parent Advance otherwise permitted under clause (iv) above, Borrowers shall have Undrawn Availability and Average Undrawn Availability of not less than $3,000,000, (4) all financial terms of each such Pass-Through Parent Advance, including interest rates and rights to demand and/or scheduled dates for the payment or maturity of principal or interest, must be identical to the corresponding terms of the corresponding Pass-Through Foreign Loan, (5) Borrowers must account for all such Pass-Through Foreign Loans and all such Pass-Through Parent Advances on their books and records in a manner reasonably satisfactory to Agent in its Permitted Discretion so as to allow such Pass-Through Foreign Loans (and all payments in respect thereof) to be distinguished from any Foreign Subsidiary-JV Transfers permitted and made pursuant to Section 7.4, 7.5(a) or 7.12 hereof and so as to allow such Pass-Through Parent Advances to be distinguished from any other investments permitted to be made by ModusLink Parent in Borrowers and Indebtedness permitted to be incurred by Borrowers from ModusLink Parent hereunder, (6) each such Pass-Through Foreign Loan is evidenced by a promissory note in the form of Exhibit 7.5-C attached hereto, a copy of which has been delivered to Agent (provided that, upon request of Agent after the occurrence and during the continuance of an Event of Default, Loan Parties shall promptly deliver the original of such promissory note to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Loan Party(s) that are the payee(s) on such note), and (7) each such Pass-Through Parent Advance is evidenced by a promissory note in the form of Exhibit 7.5-D attached hereto, a copy of which has been delivered to Agent.

7.6. Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for all Loan Parties in excess of $20,000,000.

7.7. Dividends. Declare, pay or make any dividend or distribution on any Equity Interests of any Loan Party (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Loan Party except for:

(a) Permitted Dividends,

(b) Without duplicating or restricting the dividends payable pursuant to Section 7.7(e) hereof, but subject to the terms of Section 7.7(d) hereof, dividends payable by any Borrower to ModusLink Parent during the period beginning on the Closing Date and ending on the first anniversary thereof in an aggregate amount as to all Borrowers not to exceed the sum of (x) $35,000,000, plus (y) all cash proceeds distributed after the Closing Date by any Foreign Subsidiary of ModusLink Parent or of a Borrower directly to ModusLink Parent, or initially to a Borrower and concurrently therewith by such Borrower to ModusLink Parent, in each case arising from the sale or transfer of machinery, equipment, real property or other similar fixed assets of such Foreign Subsidiary, not to exceed $25,000,000 in the aggregate, provided that each of the following conditions shall have been met at the time of, and immediately after giving effect to, the payment of any such dividend: (A) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such proposed dividend, (B) Borrowers shall have pro forma Undrawn Availability and Average Undrawn Availability (calculated as if such dividend, and any Revolving Advance requested to fund such dividend, had been made at the beginning of the applicable period), together with the aggregate amount of unrestricted cash actually held by each Borrower, of not less than $10,000,000 and (C) ModusLink Parent on a Global Consolidated Basis shall have a Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters which soonest precedes the date of the payment of such dividend for which the financial statements required to have been delivered to Agent pursuant to Section 9.7 and 9.8 hereof shall have been received by Agent, calculated on a pro forma basis as if such dividend had been paid at the beginning of such period (but excluding for purposes of such pro forma calculating the amount of such dividend), of not less than 1.00 to 1.00;

(c) Subject to the terms of Section 7.7(d) hereof, dividends payable by any Borrower to ModusLink Parent at any time after the first anniversary of the Closing Date if and to the extent that, after giving effect to such proposed dividend, (x) all of the Permitted ECF Dividend/Foreign Subsidiary-JV Transfer Conditions shall have been met and (y) the aggregate amount of all ECF Dividends and ECF Foreign Subsidiary-JV Transfers made during the applicable ECF Dividend/Foreign Subsidiary-JV Transfer Period shall not exceed the applicable Permitted ECF Dividend/Foreign Subsidiary-JV Transfer Amount; provided that, notwithstanding anything to the contrary contained in the foregoing or otherwise in this agreement, no such dividend may be made by any Borrower under this paragraph (c) until such time as the monthly internally-prepared financial statements and related Compliance Certificate for the month ending July 31, 2015 fully complying with the requirements of Section 9.9 hereof have been delivered to Agent;

(d) Notwithstanding the provisions of Section 7.7(b) and (c) above, in the event that (x) on any one or more days prior to the first anniversary of the Closing Date, Borrowers would have been able to satisfy the conditions set forth in Section 7.7(b) above in connection with the making of a distribution thereunder (whether with respect to a dividend of the entire potential amount of $60,000,000 contemplated thereby or any lesser amount) and (y) Borrowers shall have nonetheless elected not to make such distributions pursuant to Section 7.7(b) hereof prior to the first anniversary of the Closing Date, then at any time after the first anniversary of the Closing Date but no later than the second anniversary of the Closing Date (the “Carry-Forward Period”), Borrowers may by prior written notice to Agent elect to make distributions during such Carry-Forward Period if, as and to the extent (but only to the extent) permitted by Section 7.7(b) hereof, subject to all the terms and conditions thereof;

(e) Dividends and distributions by the Foreign Subsidiaries of Borrowers to ModusLink Parent, or initially to a Borrower and concurrently therewith by such Borrower to ModusLink Parent, made on or during the period ending thirty (30) days after, the Closing Date, but only if and to the extent that (x) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such proposed dividend and (y) the aggregate amount of all such distributions shall not exceed the lesser of (i) $25,000,000 and (ii) the amount equal to the total aggregate amount of unrestricted cash balances actually held by of all of the Foreign Subsidiaries of all Borrowers, on a combined basis, on the Closing Date minus $10,000,000; provided that, for the avoidance of doubt, after giving effect to all such dividends and distributions under this paragraph (d), the total aggregate amount of unrestricted cash balances actually held by of all of the Foreign Subsidiaries of all Borrowers, on a combined basis, will not be less than $10,000,000 in the aggregate.

7.8. Indebtedness.

(a) Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness; provided that, for the avoidance of doubt, additional secured Indebtedness may be incurred by Loan Parties with the prior written consent of Agent, such consent to be granted only if and to the extent that all of the terms and conditions of such Indebtedness (including without limitation principal amount, interest and other financial terms, amortization dates and amounts and final maturity date, covenants, and events of defaults) and the Liens proposed to secure such Indebtedness (which Liens shall be subordinated to the Liens of Agent in all respects) shall be, and that such Indebtedness and Liens shall be subject to an intercreditor and subordination agreement, reasonably satisfactory to Agent in its sole discretion; and

(b) Unsecured Indebtedness owing by one or more Borrowers to one or more Foreign Subsidiaries in an aggregate amount not to exceed $20,000,000 outstanding at any one time, so long as each such intercompany loan or advance is evidenced by a promissory note in the form of Exhibit 7.8 attached hereto, a copy of which has been delivered to Agent, and further provided that (i) the right of each applicable Foreign Subsidiary to receive payments in respect of any such Indebtedness shall be subordinated to the prior payment and satisfaction in full of all Obligations, pursuant to the terms of the Subordinated Intercompany Line of Credit Note, (ii) no Foreign Subsidiary may make a loan pursuant to the Subordinated Intercompany Line of Credit Note unless, after giving effect to such loan, (x) the aggregate amount of unrestricted cash of all Foreign Subsidiaries is not less than the U.S. Dollar equivalent of $10,000,000 and (y) such Foreign Subsidiary is solvent, able to pay its debts as they mature and has and will have capital sufficient to carry on its business and all businesses in which it is about to engage (in each case as such terms are construed in accordance with the laws in effect in the jurisdiction in which such Foreign Subsidiary is organized), and (iii) no Borrower may pay or prepay any portion of the principal amount of the Indebtedness arising from a loan or loans made pursuant to the Subordinated Intercompany Line of Credit Note unless (x) both before and after giving effect to such payment or prepayment, no Event of Default shall have occurred and be continuing and (y) after giving effect to such payment or prepayment, Borrowers shall have pro forma Undrawn

Availability and Average Undrawn Availability (calculated as if such payment or prepayment, and any Revolving Advance requested to fund any portion of such payment or prepayment, had been made at the beginning of the applicable period), together with the aggregate amount of unrestricted cash actually held by each Borrower, of not less than $10,000,000. Each Loan Party shall be deemed to have represented and warranted to the Agent and the Lenders, each time a loan is (I) made or advanced pursuant to the Subordinated Intercompany Line of Credit Note, that the conditions set forth in clause (ii) above have occurred and (II) paid or repaid, that the conditions set forth in clause (iii) above have occurred. Each Loan Party covenants and agrees that it shall not cause, permit or otherwise consent or agree to any material modification of any term, provision or condition contained in the Subordinated Intercompany Line of Credit Note without the Agent’s prior written consent.

7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (i) transactions among Loan Parties which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business, (ii) investments made by Loan Parties permitted under Section 7.4 hereof, loans made by Loan Parties permitted under Section 7.5 hereof and payment by Loan Parties of dividends and distributions permitted under Section 7.7 hereof, (iii) loans made by a Foreign Subsidiary to a Borrower pursuant to Section 7.8(b) hereof, (iv) cash payments made in the Ordinary Course of Business, on fair and reasonable terms, by a Borrower to such Borrower’s Foreign Subsidiaries for goods sold or services rendered in the Ordinary Course of Business, and (iv) transactions disclosed to the Agent in writing, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate, including any such transactions consisting of cash payments by in the Ordinary Course of Business, at fair market value and on arm’s-length terms, by a Borrower to such Borrower’s JVs for goods sold or services rendered (provided that such transactions with JVs may be disclosed by Borrowers to Agent in general terms rather than on a per transaction basis).

7.11. [RESERVED]

7.12. Subsidiaries.

(a) Form or acquire any Subsidiary except that:

(i) Upon not less than five (5) days prior written notice (or such shorter notice period as Agent may approve in its Permitted Discretion), Borrowers may form or acquire additional Domestic Subsidiaries at any time when no Default or Event of Default has occurred and remains outstanding or would result after giving effect to such formation, if and to the extent that, concurrently with the formation thereof, or within a reasonable period thereafter acceptable to Agent in its Permitted Discretion: (A) such new Domestic Subsidiary either (x) expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the Obligations and grants Liens in all of its Collateral to secure such Obligations, or (y) expressly joins in this Agreement as a guarantor and becomes jointly and severally liable for the Obligations and grants Liens in all of its Collateral to secure such Obligations; provided that, no such new Domestic Subsidiary may become a Borrower (as opposed to a Guarantor) hereunder without the approval of Agent granted in its Permitted Discretion subject to its internal credit approval procedures, (B) Agent shall receive all documents, including without limitation, joinder agreements, supplemental security documents, amended and restated Notes signed by all Borrowers, legal opinions and appraisals it may reasonably require to establish compliance with the foregoing clause (A), and (C) Agent shall have received a pledge (and any applicable new Pledge Agreement or amendment to existing Pledge Agreement as Agent may request to further evidence and create such Pledge) of 100% of the Equity Interests of such Subsidiary; provided that, notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, no assets of any such new Subsidiary that becomes party to this Agreement and is joined as a Borrower (to the extent so elected by Agent in its sole discretion) shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, as elected by Agent in its sole discretion, in form and substance and the results of such are acceptable to Agent in its sole discretion (and further provided that Loan Parties’ shall be liable to pay to Agent the costs and expenses of such field examination and/or appraisal of such assets as provided for in Section 3.4 without regard to (and without otherwise being counted against) the annual limitations on Loan Parties’ liability for the costs and expenses of field examinations and appraisals (absent any Event of Default) set forth in such Section 3.4); and further provided that, (x) unless and until the conditions set forth in the foregoing clauses (A), (B) and (C) shall have been satisfied neither Borrowers nor any other Loan Party shall made any investments or capital contributions in or loans or advances such new Domestic Subsidiary except for de minimis amounts necessary in connection with the formation of such new Domestic Subsidiary and the payment of initial formation fees and franchise tax payments for such new Domestic Subsidiary and (y) notwithstanding anything to the contrary provided for in the foregoing or Section 10.5 hereof, so long as Borrower shall at all times be in compliance with the requirements of the preceding subclause (x) of this proviso, no Event of Default shall occur hereunder as a result of any failure by Borrowers to give the prior written notice of the formation of a Subsidiary as required hereunder and/or to comply with the provisions of clauses (A), (B) and (C) concurrently with the formation of a Subsidiary so long as such failure is cured within ten (10) days of the occurrence of such failure, and

(ii) Within thirty (30) days written notice thereafter (or such longer notice period as Agent may approve in its Permitted Discretion), Borrowers may form additional Foreign Subsidiaries at any time when no Default or Event of Default has occurred and remains outstanding or would result after giving effect to such formation, if and to the extent that: (x) neither Borrowers nor any other Loan Party shall made any investments or capital contributions in or loans or advances such new Foreign Subsidiary in connection with the formation thereof (or at any time thereafter) other than investments, capital contributions, loans or advances that are Foreign Subsidiary Transfers by Borrowers pursuant to and permitted by Sections 7.4 and 7.5 hereof, and (y) concurrently with the formation thereof, or within a reasonable period of time thereafter, not to exceed ten (10) days, Agent shall have received a pledge (and any applicable new Pledge Agreement or amendment to the existing Pledge Agreement as Agent may request to further evidence and create such pledge) of 100% of the Equity Interests of such Subsidiary that constitute Subsidiary Stock.

(b) Enter into any partnership, joint venture or similar arrangement unless, with respect to any such partnership, joint venture or similar arrangement into which any Borrower(s) shall enter after the Closing Date, (x) Loan Parties shall give not less than thirty (30) days prior written notice to Agent, which such notice shall include copies of all of the final execution versions of all of the partnership agreement(s), joint venture agreement(s) and/or similar agreement(s) to be entered into by any one or more of the Borrowers in connection with such partnership, joint venture or similar arrangement, and no Default or Event of Default has have occurred and be continuing at the time Borrowers shall execute and deliver such agreement(s) and enter into such partnership, joint venture or similar arrangement, (y) the terms of such partnership agreement(s), joint venture agreement(s) and/or similar agreement(s), and any other applicable Organizational Documents for the applicable partnership or joint venture entity (including any applicable corporation or limited liability company), shall expressly permit such Borrower(s) to pledge one hundred percent (100%) of Borrowers’ Equity Interests in such partnership or joint venture entity to Agent to secure the Obligations and shall permit Agent to exercise its rights and remedies as a secured creditor under such pledge and (z) the performance by the applicable Borrower(s) of their respective obligations under such partnership agreement(s), joint venture agreement(s) and/or similar agreement(s) would not reasonably be expected to cause any Borrower to violate the provisions of this Section 7.12(b) or to otherwise result in any Material Adverse Effect, provided that no Borrower or other Loan Party may make any investment in any such JV at any time (including in connection with the formation thereof or entry by Borrower into any such JV) except for:

(i) the purchase or acquisition by a Borrower of the obligations or Equity Interests of, or capital contributions by a Borrower to, such Borrower’s JVs during the period beginning on the Closing Date and ending on the first anniversary thereof in an aggregate amount as to all Borrowers not to exceed $3,500,000 (as such amount shall be reduced by any intercompany loan pursuant to Section 7.5(ii) hereof or any intercompany investment pursuant to Section 7.4(ii) hereof during that same period, provided that after giving effect to any such investment, (x) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such proposed investment and (y) Borrowers shall have, on a combined basis, pro forma Undrawn Availability and Average Undrawn Availability (calculated as if such investment, and any Revolving Advance requested to fund such investment, had been made at the beginning of the applicable period), together with the aggregate amount of unrestricted cash actually held each Borrower, of not less than $10,000,000, and

(ii) the purchase or acquisition by a Borrower of the obligations or Equity Interests of, or capital contributions by a Borrower to, such Borrower’s JVs at any time after the first anniversary of the Closing Date if and to the extent that, after giving effect to such proposed investment, (x) all of the Permitted ECF Dividend/Foreign Subsidiary-JV Transfer Conditions shall have been met and (y) the aggregate amount of all ECF Dividends and ECF Foreign Subsidiary-JV Transfers made during the applicable ECF Dividend/Foreign Subsidiary-JV Transfer Period shall not exceed the applicable Permitted ECF Dividend/Foreign Subsidiary Transfer-JV Amount; provided that, notwithstanding anything to the contrary contained in the foregoing or otherwise in this agreement, no such investment may be made by any Borrower under this clause (ii) until such time as the monthly internally-prepared financial statements and related Compliance Certificate for the month ending July 31, 2015, fully compliant with the requirements of Section 9.9 hereof, have been delivered to Agent.

7.13. Fiscal Year and Accounting Changes. Change its fiscal year from July 31st or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as permitted by law.

7.14. Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Loan Party’s business operations as conducted on the Closing Date.

7.15. Amendment of Organizational Documents. (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (iv) otherwise amend, modify or waive any term or material provision of its Organizational Documents unless required by law, in any such case without (x) giving at least thirty (30) days prior written notice of such intended change to Agent, (y) having received from Agent confirmation that Agent has taken all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Loan Party and in the Equity Interests of such Loan Party and (z) in any case under clause (iv), having received the prior written consent of Agent and Required Lenders to such amendment, modification or waiver.

7.16. Compliance with ERISA. Except as could not reasonably be expected to have a Material Adverse Effect: (i) (x) maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d) as updated from time to time in accordance with Section 5.8(d), (ii) engage in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, or (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Pension Benefit Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

7.17. Prepayment of Indebtedness. Except as otherwise provided in Section 7.8 (b) hereof, at any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party.

VIII.	CONDITIONS PRECEDENT.

8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Note. Agent shall have received the Note duly executed and delivered by an authorized officer of each Borrower;

(b) Other Documents. Agent shall have received each of the executed Other Documents, as applicable;

(c) Liquidity of Foreign Subsidiaries and Distribution of Cash to ModusLink Parent. Agent shall have received and reviewed to it reasonable satisfaction (x) a schedule setting forth the amount of each distribution or dividend of cash to be made by any and all Foreign Subsidiaries of Borrower to ModusLink Parent on or within thirty (30) days of the Closing Date pursuant to (and to the extent permitted by) Section 7.7(e) hereof, including in each case the wiring information applicable to each such distribution and (y) evidence reasonably satisfactory to it that, after giving effect to the dividends and distributions referenced in the preceding clause (x), the total aggregate amount of unrestricted cash balances actually held by of all of the Foreign Subsidiaries of all Borrowers, on a combined basis, will not be less than $10,000,000 in the aggregate;

(d) Intercompany Loan Balances. Agent shall have received a reasonably detailed statement which shall set forth, as of May 31, 2014, the amount of the principal balance of each intercompany loan made (x) by and between a Borrower and any of its Domestic Subsidiaries, and (y) by and between a Borrower and any of its Foreign Subsidiaries, but excluding, for the avoidance of doubt, intercompany trade payables and receivables with respect to goods and services generated in the Ordinary Course of Business;

(e) Budget and Restatement of Expenses. Agent shall have received and reviewed to its satisfaction a budget and forecast, prepared on a month to month basis, for the period from the Closing Date through July 31, 2015, and for the period from August 1, 2015 through July 31, 2016, of the anticipated restructuring and restatement expenses (including all related legal costs and expenses) arising from and relating to the SEC Inquiry;

(f) [reserved];

(g) Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(g).

(h) Closing Certificate. Agent shall have received a closing certificate signed by an Authorized Officer of each Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, and (ii) on such date no Default or Event of Default has occurred or is continuing;

(i) Borrowing Base. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables, Eligible Insured Foreign Receivables, Eligible Uninsured Foreign Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(j) Undrawn Availability. After giving effect to the initial Advances hereunder, Borrowers shall have Undrawn Availability of at least $30,000,000;

(k) Blocked Accounts. Loan Parties shall have opened the Depository Accounts with Agent or Agent shall have received duly executed agreements establishing the Blocked Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral and Agent shall have entered into control agreements with the applicable financial institutions in form and substance satisfactory to Agent with respect to such Blocked Accounts;

(l) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence reasonably satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(m) Lien Waiver Agreements. Agent shall have received Lien Waiver Agreements with respect to all locations or places at which Inventory is located and Borrowers’ corporate headquarters, provided that if Borrowers shall fail to deliver any such Lien Waiver Agreement with respect to any particular location on the Closing Date, then Borrowers shall have an additional sixty (60) days after the Closing Date to obtain such Lien Waiver Agreement; provided that, notwithstanding anything to the contrary provided for in this Agreement, Agent shall not establish a Rent Reserve with respect to any such location for which a Lien Waiver Agreement has not yet been delivered until the end of such sixty (60) day period;

(n) Secretary’s Certificates, Authorizing Resolutions and Good Standings of Borrowers. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Borrower in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such Borrower is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances and Swing Loans and requesting of Letters of Credit on a joint and several basis with all Borrowers as provided for herein), and (y) the granting by such Borrower of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of the Borrowers (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Borrower authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Borrower in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(o) Secretary’s Certificates, Authorizing Resolutions and Good Standings of Guarantors. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Guarantor in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of each Guarantor authorizing (x) the execution, delivery and performance of such Guarantor’s Guaranty and each Other Loan Document to which such Guarantor is a party and (y) the granting by such Guarantor of the security interests in and liens upon the Collateral to secure its obligations under its Guaranty (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Guarantor authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Guarantor as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Guarantor in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Guarantor’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(p) Legal Opinion. Agent shall have received the executed legal opinion of Bingham McCutchen LLP in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, and related agreements as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(q) No Litigation. Except as otherwise disclosed in the publicly filed statements of ModusLink Parent, (i) no litigation, investigation or proceeding before or by any arbitrator or Governmental Body (collectively a “Proceeding”) shall be continuing or threatened against ModusLink Parent, any Borrower, or any Subsidiary or against the officers or directors of ModusLink Parent, any Borrower, or any Subsidiary and no such Proceeding shall be continued or threatened against ModusLink Parent, any Borrower, or any Subsidiary or against the officers or directors of ModusLink Parent, any Borrower, or any Subsidiary (A) in connection with this Agreement, the Other Documents, or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, reasonably be expected to have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or Guarantor or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body which, in the reasonable opinion of Agent, could reasonably be expected to have a Material Adverse Effect;

(r) Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be reasonably satisfactory in form and substance to Agent, of the Receivables, Inventory, General Intangibles, and equipment of each Loan Party and all books and records in connection therewith. Without limiting the generality of the foregoing, such examination shall include (i) on a best efforts basis, verification of payment of certain invoices discussed prior to the Closing Date between Agent and Borrowers, (ii) a calculation of inventory turnover, (iii) gross margin testing and (iv) verification of property and sales tax payments;

(s) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(t) Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Agent;

(u) Insurance; Foreign Credit Insurance. Agent shall have received in form and substance satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, and a policy or policies insuring the payment and collection of Eligible Insured Foreign Receivables required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by Loan Parties’ insurance broker containing such information regarding Loan Parties’ casualty and liability insurance policies, and foreign credit insurance policies, in each case as Agent shall reasonably request and naming Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, and (iii) loss payable endorsements issued by Loan Parties’ insurer naming Agent as lenders loss payee and mortgagee and/or as beneficiary or additional insured, as applicable;

(v) Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(w) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(x) No Material Adverse Change. (i) Since January 31, 2014, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(y) Contract Review. Agent shall have received and reviewed all Material Contracts of Borrowers including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(z) Compliance with Laws. Agent shall be reasonably satisfied that each Loan Party is in compliance in all material respects with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws;

(aa) [Reserved];

(bb) Subordinated Intercompany Line of Credit Note. The Agent shall have received and reviewed to its satisfaction a true and complete copy of the Subordinated Intercompany Line of Credit Note; and

(cc) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Loan Party as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

8.3. Post-Closing Covenants/Conditions. Loan Parties hereby acknowledge and agree that Agent and Lenders have agreed to execute and deliver this Agreement and make the initial Advances hereunder notwithstanding the fact that certain conditions precedent more fully described in this Section 8.3 have not been met as of the Closing Date, and Loan Parties hereby covenant and agree to satisfy each of such conditions no later than the respective deadlines for each such condition set forth below as follows (and provided further for the avoidance of doubt that any failure by Loan Parties to comply with the provisions of this Section 8.3 shall constitute an Event of Default under Section 10.5(i) hereof):

(a) Notwithstanding anything to the contrary provided for in this Agreement or any Other Document, specifically including any Pledge Agreement, no Loan Party shall be required to pledge any Equity Interests of any Subsidiary organized under the laws of Hungary provided that and so long as (x) each such Hungarian Subsidiary is and remains an inactive Subsidiary with only de minimis assets and liabilities and no business activities (and each Loan Party hereby represents and warrants to Agent and Lender that each such Hungarian Subsidiary is such an inactive Subsidiary and hereby covenants that, until satisfaction in full of the Obligations and the termination of this Agreement, such Loan Party shall not allow any such Hungarian Subsidiary to cease to be such an inactive Subsidiary), (y) without limiting the generality of Section 7.2 hereof, no Loan Party shall create, grant, pledge or suffer to exist any voluntary Lien with respect to any Equity Interests of any such Hungarian Subsidiary and (z) in the event that that local laws of Hungary shall change such that a pledge of less than one hundred percent (100%) of the Equity Interest of such a Hungarian Subsidiary is permitted under applicable Hungarian law, Loan Parties shall promptly give notice of such change in law to Agent and shall upon request of Agent promptly take all actions requested by Agent in its Permitted Discretion to grant, pledge and create a Lien in favor of Agent for the benefit of Secured Parties in the Subsidiary Stock of such Hungarian Subsidiary (and upon completion of such actions with respect to any Hungarian Subsidiary, the provisions of clause (x) of this paragraph shall no longer apply with respect to such Hungarian Subsidiary).

IX.	INFORMATION AS TO LOAN PARTIES.

Each Loan Party shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1. Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2. Schedules. Deliver to Agent (i) on or before the thirtieth (30th) day of each month as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports, (d) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement) and (e) a balance of, and summary of changes to, the accrual rebate reserve account, and, (ii) on or before Tuesday of each week, a sales and collections report / roll forward for the prior week in form and format consistent with such weekly reports provided by Loan Parties to Agent prior to the Closing Date. In addition, each Loan Party will deliver to Agent at such intervals as Agent may reasonably require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable, all in the name of the Borrower, unless an Event of Default has occurred and is continuing, in which case Agent may conduct any such confirmation or verification of Receivables in such other name or names as Agent may reasonably determine to be necessary, and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Loan Party and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to the Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3. Environmental Reports.

(a) Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7 and Section 9.9 (but in the case of such financial statements referred to in Section 9.9, only such monthly financial statements that coincide with the last month in each fiscal quarter), with a certificate signed by an Authorized Officer of Borrowing Agent stating, to the best of his knowledge that each Loan Party is in compliance in all material respects with all federal, state and local Environmental Laws, except where such noncompliance does not constitute an Event of Default or would not reasonably be expected to have a Material Adverse Effect. To the extent any Loan Party is not in compliance with the foregoing laws, except where such non-compliance does not constitute an Event of Default or would not reasonably be expected to have a Material Adverse Effect, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Loan Party will implement in order to achieve full compliance.

(b) In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(c) Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Loan Party to manage of Hazardous Materials and shall continue to forward copies of correspondence between any Loan Party and the Governmental Body regarding such claims to Agent until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at the Real Property, operations or business that any Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.

9.4. Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or ModusLink Parent or any Subsidiary of either, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5. Material Occurrences. Promptly notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements; (c) any funding deficiency which, if not corrected as provided in Section 4971 of the Code, could reasonably be expected to subject any Loan Party or any member of the Controlled Group to a tax imposed by Section 4971 of the Code; (d) each and every default by any Loan Party which might result in the acceleration of the maturity of any Indebtedness in excess of $100,000 in principal amount, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties propose to take with respect thereto.

9.6. Government Receivables. Notify Agent immediately if any of its Receivables arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.

9.7. Annual Financial Statements. Furnish Agent and Lenders within ninety (90) days after the end of the fiscal year of (i) ModusLink Parent ending on July 31, 2014, financial statements of ModusLink Parent and its Subsidiaries on a consolidating and consolidated basis, including, but not limited to, consolidated and consolidating statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and consolidated and consolidating balance sheets as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and, in the case of such consolidated financial statements, reported upon without qualification by an independent certified public accounting firm selected by Loan Parties and reasonably satisfactory to Agent (the “Accountants”), it being understood that BDO USA, LLP is acceptable to Agent, all accompanied by the Compliance Certificate relating thereto required by the final sentence of this Section 9.7, and (ii) Borrowers ending on July 31, 2015, and each fiscal year thereafter, financial statements of each Borrower and its Subsidiaries on a consolidated and consolidating basis, and of such Borrowers and their Subsidiaries on a combined and combining basis, including but not limited to consolidating and consolidated statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and consolidated and consolidating balance sheets as at the end of such fiscal year, all prepared in accordance with GAAP applied on basis consistent with prior practices, and in reasonable detail and, in the case of such consolidated and combined financial statements, reported upon without qualification by the Accountants, all accompanied by the Compliance Certificate relating thereto required by the final sentence of this Section 9.7 (for the avoidance of doubt, all consolidating and/or combining financial statements provided under this Section 9.7 shall be unaudited). In addition, the reports shall be accompanied by a Compliance Certificate, which shall include, with respect to the Compliance Certificate accompanying all such reports delivered after the Financial Reporting Changeover Date, accurate calculations and reporting, according to a methodology reasonably satisfactory to Agent in all respects, of Domestic US EBITDA and Non-Domestic US EBITDA, and of Domestic US Excess Cash Flow and Non-Domestic US Excess Cash Flow for such fiscal year.

9.8. [RESERVED].

9.9. Monthly Financial Statements. Furnish Agent and Lenders within thirty (30) days after the end of (i) each month ending after the Closing Date but prior to the Financial Reporting Changeover Date, an unaudited balance sheet of ModusLink Parent and its Subsidiaries on a consolidated and consolidating basis, and unaudited statements of income of ModusLink Parent and its Subsidiaries on a consolidated and consolidating basis), all accompanied by the Compliance Certificate relating thereto required by the final sentence of this Section 9.9, and (ii) each month ending on or after the Financial Reporting Changeover Date, an unaudited balance sheet of each Borrower and its Subsidiaries on a consolidated and consolidating basis, and of such Borrowers and their Subsidiaries on a combined and combining basis, and unaudited statements of income each Borrower and its Subsidiaries on a consolidated and consolidating basis, and of such Borrowers and their Subsidiaries on a combined and combining basis), all accompanied by the Compliance Certificate relating thereto required by the final sentence of this Section 9.9, in each case under the preceding clauses (i) and (ii) reflecting results of operations for ModusLink Parent and its Subsidiaries (in the case of clause (i)) or Borrowers and their Subsidiaries (in the case of clause (ii)) from the beginning of the fiscal year to the end of such month and for such month (and, in the case of any such monthly financial statements delivered under clause (ii) for the first through eleventh months ending after the Financial Reporting Changeover Date, for the trailing twelve month period ending with such month), prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to the absence of footnotes and normal and recurring year-end adjustments that individually and in the aggregate are not material to Loan Parties’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by a Compliance Certificate which shall include, with respect to the Compliance Certificate accompanying all such reports delivered after the Financial Reporting Changeover Date, accurate calculations and reporting, according to a methodology reasonably satisfactory to Agent in all respects, of Domestic US EBITDA and Non-Domestic US EBITDA, and of Domestic US Excess Cash Flow and Non-Domestic US Excess Cash Flow for the periods reported on in such financial statements.

9.10. Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as each ModusLink Parent and Borrower shall send to the stockholders of ModusLink Parent, it being understood that any document, report or other information that is not expressly required to be delivered in physical form and that is filed by ModusLink Parent with the SEC shall be deemed delivered to Agent as soon as it becomes publicly available on the SEC’s website.

9.11. Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by Loan Parties including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least ten (10) days prior thereto notice of any Loan Party’s opening of any new office or place of business which will serve as the Loan Parties’ chief executive office or as a location where Inventory will be maintained, or any Loan Party’s closing of any existing office or place of business, and (c) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.

9.12. Projected Operating Budget. Furnish Agent and Lenders, no later than forty-five (45) days after the beginning of each Borrower’s fiscal years commencing with the fiscal year beginning on August 1, 2014, a month by month projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis and combining and combined for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by an Authorized Officer of each Borrower to the effect that (a) such projections are based on underlying assumptions which were believed to be reasonable as of the date made, and reflect the Borrowers’ judgment, based on assumptions which were believed to be reasonable at the time made regarding what was believed to be at such time a reasonably likely operating budget for the projected period, and (b) confirming nothing has occurred in the interval between the date of determination of the reasonableness of the assumptions referenced above and the date of the delivery of such projections to Agent to render the Borrowers’ belief regarding the foregoing assumptions no longer reasonable; provided, however, since such projections are by their nature prospective and contingent on a wide range of factors, actual results therefore may vary significantly; provided further, that notwithstanding the foregoing, the projections to be delivered for the fiscal year beginning on August 1, 2014 shall be those of ModusLink Parent on a consolidated and consolidating basis.

9.13. Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.9, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14. Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to ModusLink Parent or any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by ModusLink Parent or any Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to ModusLink Parent or any Borrower or any Guarantor.

9.15. ERISA Notices and Requests. Furnish Agent with prompt written notice in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred that could reasonably be expected to result in a material liability to any Loan Party, together with a written statement describing such transaction and the action which such Loan Party has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Pension Benefit Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan that could reasonably be expected to result in a material liability to any Loan Party or any member of the Controlled Group, or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur that could reasonably be expected to result in a material liability to any Loan Party or any member of the Controlled Group, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Pension Benefit Plan or Multiemployer Plan or to have a trustee appointed to administer a Pension Benefit Plan or Multiemployer Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group shall receive any notification from the Internal Revenue Service indicating that a Plan intended to be qualified under Section 401(a) of the Code is not so qualified, together with copies of each such notification; (vii) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability that could reasonably be expected to result in a material liability to any Loan Party or any member of the Controlled Group, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Loan Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is in “endangered” or “critical” status, as described in Section 432 of the Code or Section 305 of ERISA.

9.16. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17. Updates to Certain Schedules. Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.4 (Locations of equipment and Inventory), 5.9 (Intellectual Property), 5.22 (Equity Interests), 5.23 (Commercial Tort Claims), and 5.24 (Letter-of-Credit Rights); provided, that absent the occurrence and continuance of any Event of Default, Loan Parties shall only be required to provide such updates on a quarterly basis, concurrently with delivery of a Compliance Certificate with respect to the last month occurring in the applicable fiscal quarter. Any such updated Schedules delivered by Loan Parties to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement.

9.18. Distributions of Cash to ModusLink Parent. No later than thirty (30) days following the Closing Date, Borrowers shall deliver to Agent a certificate certifying (x) a final schedule of amount of each distribution of cash made by a Foreign Subsidiary of ModusLink Parent pursuant to Section 7.7(e), together with the wiring information and evidence of completion of the wire transaction applicable to each such distribution, and (y) that each such distribution was made in accordance with Section 7.7(e) hereof and that after giving effect to all such distributions, the total aggregate amount of unrestricted cash balances actually held by of all of the Foreign Subsidiaries of all Borrowers, on a combined basis, is not less than $10,000,000 in the aggregate, together with evidence of such cash balances reasonably satisfactory to Agent.

9.19. Financial Disclosure. Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Loan Party’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Loan Party’s financial status and business operations. Each Loan Party hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such accountants or Governmental Bodies.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment. Failure by any Loan Party to pay when due any principal or interest on the Obligations (including without limitation pursuant to Section 2.9), or any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment, provided that, notwithstanding the foregoing, if any such failure described in this Section 10.1 is on account of the failure to immediately pay excess Advances as described in Section 2.9, then such failure shall not constitute an Event of Default unless it continues without cure for more than two (2) Business Days following the occurrence thereof, provided further that the cure right provided in this Section 10.1 may be utilized not more than two (2) times in any consecutive period of 365 days and not more than ten (10) times during the Term, and each exercise of such cure right shall not exceed the amount necessary to repay the applicable excess Advances in full.

10.2. Breach of Representation. Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3. Financial Information. Failure by any Loan Party to (i) furnish financial or collateral information when due or when requested, or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4. Judicial Actions. Issuance of a notice of Lien, levy or assessment (other than (x) a Lien that constitutes a Permitted Encumbrance, or (y) a Lien that does not constitute a Permitted Encumbrance, or a levy or assessment, with respect to which, in each case under this clause (y), the underlying indebtedness or obligation, singly or in the aggregate, is of a de minimis amount), injunction or attachment (a) against any Loan Party’s Inventory or Receivables or (b) against a material portion of any Loan Party’s other property which is not stayed or lifted within thirty (30) days;

10.5. Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 and 10.18, (i) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant contained in (x) Section 6.5 or Article VII, or (y) Sections 4.5, 6.1, 6.3, 6.6, 6.11, 6.12, 6.13, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect or (ii) except as otherwise provided in Section 10.5 (i), failure or neglect of any Borrower or any Guarantor or any Person to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any other section of this Agreement or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Borrower or any Guarantor or such Person, and Agent or any Lender which is not cured within twenty (20) days from the occurrence of such failure or neglect;

10.6. Judgments. Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Borrower or any Guarantor for an aggregate amount in excess of $2,500,000 or against all Borrowers or Guarantors for an aggregate amount in excess of $2,500,000, excluding any such amount covered by insurance as to which the insurer with respect thereto has not declined or disputed coverage and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Borrower or any Guarantor to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Borrower or any Guarantor shall be senior to any Liens in favor of Agent on such assets or properties;

10.7. Bankruptcy. ModusLink Parent, any Borrower, any Guarantor or any Subsidiary of any Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing; provided that, in the case of any of the foregoing with respect to any Foreign Subsidiary of any Loan Party, no Event of Default shall be deemed to occur hereunder as a result of such occurrence unless such occurrence and any Insolvency Proceedings arising therefrom would reasonably be expected to have a Material Adverse Effect;

10.8. [RESERVED].

10.9. Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement with respect to any Collateral with an aggregate fair market value in excess of $1,000,000 for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law to the extent such Liens only attach to Collateral other than Receivables or Inventory);

10.10. [RESERVED];

10.11. Cross Default. Either (x) any specified “event of default” under any Indebtedness (other than the Obligations) of any Loan Party with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $2,500,000 or more, or any other event or circumstance which would permit the holder of any such Indebtedness of any Loan Party to accelerate such Indebtedness (and/or the obligations of Loan Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness) or (y) a default of the obligations of any Loan Party under any other agreement to which it is a party shall occur which has or is reasonably likely to have a Material Adverse Effect;

10.12. Breach of Guaranty or Pledge Agreement. Termination or breach of any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement;

10.13. Change of Control. Any Change of Control shall occur;

10.14. Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Agent or any Lender or any Borrower challenges the validity of or its liability under this Agreement or any Other Document;

10.15. Seizures. Any (a) portion of the Collateral with an aggregate fair market value in excess of $1,000,000 shall be seized, subject to garnishment or taken by a Governmental Body, or any Borrower or any Guarantor, or (b) the title and rights of any Borrower or any Guarantor which is the owner of any portion of the Collateral with an aggregate fair market value in excess of $1,000,000 shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.16. Operations. The operations of any material manufacturing/operating facility of any Borrower or any Guarantor are interrupted (other than in connection with any regularly scheduled shutdown for employee vacations and/or maintenance in the Ordinary Course of Business) at any time for more than fifteen (15) consecutive days, unless such Borrower or Guarantor shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty-five (35) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section,

(i) Subject to subclause (ii) below, an Event of Default shall be deemed to have occurred if such Borrower or Guarantor shall be receiving the proceeds of business interruption insurance for a period of sixty (60) consecutive days, and

(ii) Notwithstanding anything to the contrary in this Section 10.16 including the preceding subclause (i) above, interruption of operations at any facility of any Borrower or Guarantor shall not constitute an Event of Default hereunder if, within sixty (60) days of such interruption, the operations previously conducted at such facility have been restarted or resumed at, moved to or substantially replaced at, one or more new or existing facilities of Borrowers or Guarantors (as applicable); and

(iii) Without limiting the generality of anything in Section 11.1 or Section 8.2 hereof, in the event of any such interruption of operations at any material manufacturing/operating facility of any Borrower or any Guarantor that continues for more than five (5) consecutive days, during the period from the sixth consecutive day of such interruption through the earlier of (x) the date such interruption is ended or such operations are restarted, resumed, moved to or replaced at another facility in accordance with the preceding subclause (ii) or (y) the sixtieth such consecutive day of such interruption, Lenders and Issuer shall have no obligation or duty to make any further Advances or issue any further Letters of Credit to the extent that, after giving effect thereto, Undrawn Availability would be less than $5,000,000; or

10.17. Pension Plans. An event or condition specified in Section 7.16 hereof, or an event or condition for which notice is required under Section 9.15 hereof, shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect.

10.18. Anti-Money Laundering/International Trade Law Compliance. Any representation or warranty or covenant contained in Section 16.18 is or becomes false or misleading at any time.

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies.

(a) Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 (other than Section 10.7(vii)), all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Sections 10.7(vii) hereof, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Loan Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Loan

Party’s (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory, provided that (x) such license shall be exercisable only for so long as an Event of Default is continuing and (y) such license shall terminate upon the payment in full of all Obligations and (b) equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Loan Parties shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for the Agent: (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2. Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against Loan Parties or each other.

11.3. Setoff. Subject to Section 14.13, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender.

11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement including Cash Management Liabilities and Hedge Liabilities and including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof.

EIGHTH, to all other Obligations arising under this Agreement which shall have become due and payable (hereunder, under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “SEVENTH” above;

NINTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “EIGHTH”; and

TENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH” and “TENTH” above; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH,” “EIGHTH”, and “NINTH” above in the manner provided in this Section 11.5.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	EFFECTIVE DATE AND TERMINATION.

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until June 30, 2019 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon five (5) Business Days prior written notice to Agent upon payment in full of the Obligations.

13.2. Termination. The termination of the Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations (including any required repayment or Cash Collateralization of the Letter of Credit obligations, but excluding any contingent indemnification obligations upon which no claims have been made) have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations (including any required repayment or Cash Collateralization of the Letter of Credit obligations, but excluding any contingent indemnification obligations upon which no claims have been made) have been indefeasibly paid and performed in full after the termination of this Agreement or each Loan Party has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations

(including any required repayment or Cash Collateralization of the Letter of Credit obligations, but excluding any contingent indemnification obligations upon which no claims have been made) have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations (including any required repayment or Cash Collateralization of the Letter of Credit obligations, but excluding any contingent indemnification obligations upon which no claims have been made) are indefeasibly paid and performed in full.

XIV.	REGARDING AGENT.

14.1. Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b), 3.3(a) and 3.4), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3. Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition or prospects of any Loan Party, or the existence of any Event of Default or any Default.

14.4. Resignation of Agent; Successor Agent. Agent may resign on sixty (60) days written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers (provided that no such approval by Borrowers shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including Pledge Agreements and all account control agreements), and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.6. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.7. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8. Indemnification. To the extent Agent is not reimbursed and indemnified by Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Loan Party pursuant to the terms of this Agreement which any Loan Party is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.11. Loan Parties’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12. No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.13. Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV.	BORROWING AGENCY.

15.1. Borrowing Agency Provisions.

(a) Each Loan Party hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to, as applicable: (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Loan Party or Loan Parties, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Loan Parties and at their request. Neither Agent nor any Lender shall incur liability to Loan Parties as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Loan Party hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Loan Party, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Loan Party, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Loan Parties or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2. Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Loan Parties or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVI.	MISCELLANEOUS.

16.1. Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought against by or any Loan Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2. Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Agent shall send a copy of any such modification to the Loan Parties and each Lender (which copy may be provided by electronic mail). Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i) increase the Revolving Commitment Percentage, or the maximum dollar amount of the Revolving Commitment Amount of any Lender without the consent of such Lender directly affected thereby;

(ii) whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii) except in connection with any increase pursuant to Section 2.24 hereof, increase the Maximum Revolving Advance Amount without the consent of all Lenders;

(iv) alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v) alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;

(vi) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $5,000,000 without the consent of all Lenders;

(vii) change the rights and duties of Agent without the consent of all Lenders;

(viii) subject to clause (e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred fifteen percent (115%) of the Formula Amount without the consent of all Lenders holding a Revolving Commitment;

(ix) increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of all Lenders; or

(x) release any Guarantor or Borrower without the consent of all Lenders.

(c) Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d) In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Loan Parties. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e) Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to fifteen percent (15%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, the Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables”, “Eligible Insured Foreign Receivables” or “Eligible Uninsured Foreign Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(f) In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, the Agent is hereby authorized by Borrowers and the Lenders, at any time in the Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances (“Protective Advances”) to Borrowers on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Loan Parties pursuant to the terms of this Agreement (the “Protective Advances”); provided, that the Protective Advances made hereunder shall not exceed ten percent 10% of the Maximum Revolving Advance Amount in the aggregate and provided further that at any time after giving effect to any such Protective Advances, the outstanding Revolving Advanced and Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit do not exceed the Maximum Revolving Advance Amount. The Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefore upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

16.3. Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder (it being understood that the documentation required under Section 3.10(e) shall be delivered to the participating Lender) thereof provided that (i) Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, and (ii) in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Other Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Other Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender, with the consent of Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder, provided that any such Person must be either a Permitted Assignee or a Person that has the operational and technical capacity to make revolving loans (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing provided, however, that the consent of the Borrowers (such consent not to be unreasonably withheld or delayed or conditioned) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received prior notice thereof.

(d) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e) Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f) Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party.

(g) Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5. Indemnity. Each Loan Party shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Loan Party’s or any Guarantor’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party, any Affiliate or Subsidiary of any Loan Parties’, or any Guarantor, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Loan Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Materials affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Loan Parties’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Loan Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances.] Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Loan Parties on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Loan Parties will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith.

16.6. Notice. Any notice or request hereunder may be given to Borrowing Agent or any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Loan Parties are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Loan Party shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A) If to Agent or PNC at:

PNC Bank, National Association

100 Summer Drive - Ste. 1001

Boston, MA 02110

Attention:       Graham Holding

Telephone:     617-338-6673

Facsimile:      617-338-6284

with a copy to:

PNC Bank, National Association

PNC Agency Services

PNC Firstside Center

500 First Avenue, 4th Floor

Pittsburgh, Pennsylvania 15219

Attention: Lisa Pierce

Telephone: (412) 762-6442

Facsimile: (412) 762-8672

with an additional copy to:

Blank Rome LLP

405 Lexington Avenue

New York, NY 10174-0208

Attention: Robert Stein

Telephone: (212) 885-5206

Facsimile: (917) 332-3750

(B) If to a Lender other than Agent, as specified on the signature pages hereof

(C) If to Borrowing Agent or any Loan Party:

ModusLink Global Solutions, Inc.

1601 Trapelo Road, Suite 170

Waltham, Massachusetts 02451

Attention:     General Counsel

Telephone:   781.663.5000

Facsimile:    781.663.5045

with a copy to:

Bingham McCutchen LLP

399 Park Avenue, 26th Floor

New York, New York 10022

Attention:     Benjamin C. Burkhart

Telephone:   212.705.7741

Facsimile:    212.702.3678

16.7. Survival. The obligations of Loan Parties under Sections 2.2(f), 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 16.5, 16.9 and 17.4 and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9. Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Agent, any Lender or the Issuer (including the fees, charges and disbursements of any counsel for the Agent, any Lender or the Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable and documented out-of-pocket expenses of the Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

16.10. Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower, or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15. Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Loan Party or any of any Loan Party’s affiliates, the provisions of this Agreement shall supersede such agreements.

16.16. Publicity. Each Loan Party and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Loan Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate, in each case, subject to the prior approval of the Borrower, such approval not to be unreasonably withheld, conditioned or delayed.

16.17. Certifications From Banks and Participants; USA PATRIOT Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b) The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time to time request, and each Loan Party shall provide to Lender, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18. Anti-Terrorism Laws.

(a) Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b) Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Loan Parties shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

XVII.	GUARANTY AND SURETYSHIP AGREEMENT

17.1. Guaranty and Suretyship Agreement. Each Guarantor hereby guarantees, and becomes surety for the prompt payment and performance when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (i) all of the Obligations owing by the Loan Parties to the Secured Parties and (ii) all of the costs and expenses and all of the indemnities owing to any Secured Party or other Indemnitee under the provisions of Sections 16.5 and 16.9 hereof (the “Guaranteed Obligations”). The obligations and liabilities of the Guarantors under this Article XVII are joint and several, and each Guarantor hereby acknowledges and accepts such joint and several liability and further acknowledges and agrees that the joint and several liabilities of Guarantors under the provisions of this Article XVII shall be primary and direct liabilities and not secondary liabilities.

17.2. Guaranty of Payment and Not Merely Collection. The provisions of this Article XVII constitute a guaranty of payment and not of collection and no Secured Party shall be required, as a condition of any Guarantor’s liability hereunder, to make any demand upon or to pursue any of their rights against any Borrower and/or any of the Collateral, or to pursue any rights which may be available to any Secured Party with respect to any other person who may be liable for the payment of the Guaranteed Obligations and/or any other collateral or security available to any Secured Party therefor.

17.3. Guarantor and Suretyship Waivers. The provisions of this Article XVII constitute an absolute, unconditional, irrevocable and continuing guaranty and will remain in full force and effect until all of the Guaranteed Obligations have been indefeasibly paid in full in cash and this Agreement and all commitments to lend and extend credit to Borrowers hereunder have been terminated. The provisions of this Article XVII will remain in full force and effect even if there are no Guaranteed Obligations outstanding at a particular time or from time to time. The provisions of this Article XVII will not be affected (i) by any surrender, exchange, acceptance, compromise or release by any Secured Party of any other party, or any other guaranty or any Collateral or other collateral or security held by it for any of the Guaranteed Obligations, (ii) by any failure of any Secured Party to take any steps to perfect or maintain their Liens or security interest in or to preserve their rights in or to any Collateral or any other security or other collateral for the Guaranteed Obligations or any guaranty, or (iii) by any irregularity, unenforceability or invalidity of the Guaranteed Obligations or any part thereof or any security therefor or other guaranty thereof, and the provisions of this Article XVII will not be affected by any other facts, events, occurrences or circumstances (except payment or performance of the Guaranteed Obligations in full) that might otherwise give rise to any “guarantor” or “suretyship” defenses to which any Guarantor might otherwise be entitled, all of which such “guarantor” or “suretyship” defenses are hereby waived by each Guarantor. The obligations of each Guarantor hereunder shall not be affected, modified or impaired by any counterclaim, set-off, deduction or defense of any kind, including any such counterclaim, set-off, deduction or defense based upon any claim such Guarantor may have against any Borrower or any Secured Party (or any of their respective Affiliates), or based upon any claim any Borrower or any other guarantor or surety may have against any Secured Party (or any of their respective Affiliates), except payment or performance of the Guaranteed Obligations in full.

(a) Notice of acceptance of the agreement to guaranty provided for under the provisions of this Article XVII, notice of extensions of credit to Loan Parties from time to time, notice of default, diligence, presentment, notice of dishonor, protest, demand for payment, and any defense based upon any Secured Party’s failure to comply with the notice requirements of §§ 9-611, 9-612 and 9-613 of the Uniform Commercial Code are hereby waived to the fullest extent permitted by law. Each Guarantor hereby waives all defenses based on suretyship or impairment of collateral to the fullest extent permitted by law.

(b) Secured Parties may at any time and from time to time, without impairing or releasing, discharging or modifying any Guarantor’s liabilities hereunder and (for purposes of this Article XVII only) without notice to or the consent of any Guarantor: (a) change the manner, place, time or terms of payment or performance of or interest rates or other fees on, or other terms relating to (including the maturity thereof), any of the Guaranteed Obligations; (b) renew, extend, substitute, modify, amend or alter or refinance, or grant consents or waivers relating to any of the terms and provisions of this Agreement or any of the Other Documents or of the Guaranteed Obligations, or of any other guaranties, or any security for the Obligations or guaranties, (c) increase (without limit of any kind) or decrease the Guaranteed Obligations (including all loans and extensions of credit thereunder) or modify the terms on which loans and extensions of credit may be made to Loan Parties (including without limitation by making available to Loan Parties under this Agreement and/or any Other Document and as part of the Guaranteed Obligations any new loans, advances or other extensions of credit of any kind, including any such new loans, advances or extension of credit of a new or different type or nature (including any new Cash Management Products and Services of any kind, Foreign Currency Hedges of any kind and/or Interest Rate Hedge of any kind) as compared to the loans, advances and extensions of credit available to Loan Parties under the Credit Agreement as of the date hereof); (d) apply any and all payments by whomever paid or however realized including any proceeds of the Collateral or any other collateral or security, to any Guaranteed Obligations in such order, manner and amount as Agent may determine in its sole discretion in accordance with the terms of this Agreement; (e) settle, compromise or deal with any other Person, including any Borrower or any other guarantor, with respect to the Guaranteed Obligations in such manner as Agent deems appropriate in its sole discretion; (f) substitute, exchange, subordinate, sell, compromise or release any security or guaranty for the Guaranteed Obligations; or (g) take such actions and exercise such remedies hereunder as provided herein.

17.4. Repayments or Recovery from Secured Parties. If any demand or claim is made at any time upon any Secured Party for the repayment or recovery of any amount received by it in payment or on account of the Guaranteed Obligations (including any such demand or claim made in respect of or arising out of any laws relating to fraudulent transfers, fraudulent conveyances or preferences) and if any Secured Party repays all or any part of such amount by reason of any judgment, decree or order of any court or administrative body in respect of such demand or claim, or by reason of any settlement or compromise of any such demand or claim, the joint and several liability of Guarantors with respect to such portion of the Guaranteed Obligations previously satisfied by the payment of the amount so repaid or recovered shall be reinstated and revived and Guarantors will be and remain jointly and severally liable hereunder for the amount so repaid or recovered to the same extent as if such amount had never been received originally by Agent and/or such Lender, as the case may be. The provisions of this Section 17.4 shall survive any release and/or termination of this Agreement (and/or of any Guarantor’s liability under this Article XVII) and will be and remain effective notwithstanding any contrary action which may have been taken by Guarantor in reliance upon such payment, and any such contrary action so taken will be without prejudice to Secured Parties’ rights hereunder and any such release and/or termination will be deemed to have been conditioned upon such payment having become final and irrevocable.

17.5. Enforceability of Obligations. No modification, limitation or discharge of the Guaranteed Obligations arising out of or by virtue of any bankruptcy, reorganization or similar proceeding for relief of debtors under federal or state law with respect to any Borrower or any other guarantor or surety for the Guaranteed Obligations will affect, modify, limit or discharge Guarantors’ liability in any manner whatsoever and the provisions of this Article XVII will remain and continue in full force and effect and will be enforceable against each Guarantor to the same extent and with the same force and effect as if any such proceeding had not been instituted. Each Guarantor hereby waives all rights and benefits which might accrue to it by reason of any such proceeding and will be liable to the full extent hereunder, irrespective of any modification, limitation or discharge of the Guaranteed Obligations that may result from any such proceeding.

17.6. Guaranty Payable upon Event of Default; Remedies.

(a) Upon the occurrence of any Event of Default under this Agreement: (a) Guarantors shall pay to Agent, without any demand or notice whatsoever, the full amount of the Guaranteed Obligations; (b) Agent in its discretion may exercise with respect to any Collateral of any Guarantor or any other collateral or security for the Guaranteed Obligations any one or more of the rights and remedies provided a secured party under the Uniform Commercial Code or any other applicable law or at equity (all of which such rights and remedies are hereby deemed incorporated herein and confirmed and ratified by Guarantors as if expressly set forth and granted and agreed to by Guarantors herein); and/or (c) Agent in its discretion may exercise from time to time any other rights and remedies available to it or any other Secured Party at law, in equity or otherwise.

(b) The Guarantors jointly and severally agree that, as between the Guarantors and the Secured Parties, the obligations of Loan Parties under this Agreement and the Other Documents may be declared to be forthwith due and payable as provided in Section 11.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11.1) for purposes of this Article XVII (specifically including Section 17.1 hereof), notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Loan Parties and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Loan Parties) shall forthwith become due and payable by the Guarantors for purposes of this Article XVII (specifically including Section 17.1 hereof).

(c) Each Guarantor hereby acknowledges that the guarantee provided for under the provisions of this Article XVII constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

17.7. Waiver of Subrogation. Until the Guaranteed Obligations are indefeasibly paid in full in cash and this Agreement and the commitments to lend and extend credit hereunder have been terminated, each Guarantor waives in favor of Secured Parties any and all rights which such Guarantor may have to (a) assert any claim against any Borrower or any other Guarantor based on subrogation, restitution, reimbursement or contribution rights with respect to payments made under the provisions of this Article XVII, and (b) any realization on any property of any Borrower or any other Guarantor, including participation in any marshalling of any Borrower’s or any other Guarantor’s assets.

17.8. Continuing Guaranty and Suretyship Agreement. The provisions of this Article XVII shall constitute a continuing guaranty and suretyship obligation of each Guarantor with respect to all Guaranteed Obligations from time to time outstanding, arising or incurred, and shall continue in effect, and Secured Parties may continue to act in reliance hereon, until all of the Guaranteed Obligations have been paid in full in cash and this Agreement and all commitments to lend and extend credit thereunder have been terminated, and until such time, no Guarantor shall have any right to terminate or revoke the provisions of this Article XVII nor any of the guarantee and surety agreements and other covenants and undertakings provided for herein.

17.9. General Limitation on Guarantee Obligations. If, in the course of any legal action or proceeding under any applicable law, including any Insolvency Proceedings with respect to any Guarantor(s), the obligations of any Guarantor under the provisions of this Article XVII would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under the provisions of this Article XVII, then, notwithstanding any other provision to the contrary, the amount of such liabilities of such Guarantor under the provisions of this Article XVII shall, without any further action by such Guarantor, any Secured Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 17.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. Absent any such determination in any such legal action or proceeding, the provisions of this Section 17.9 shall in no respect limit the obligations and liabilities of any UK Guarantor to US Finance Parties, and each Guarantor shall remain liable to Secured Parties for the full amount guaranteed by such Guarantor hereunder.

17.10. Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 17.7 hereof. The provisions of this Section 17.10 shall in no respect limit the obligations and liabilities of any Guarantor to Secured Parties, and each Guarantor shall remain liable to Secured Parties for the full amount guaranteed by such Guarantor hereunder.

17.11. Keepwell. Without limiting any other provision of this Article XVII or otherwise limiting the provisions of Section 6.14 as to the Loan Parties generally, each Guarantor hereby agrees that, for the purposes of this Article XVII as an absolute, unconditional, irrevocable and continuing guaranty agreement, the provisions of Section 6.14 are hereby incorporated and restated in this Article XVII as an obligation of each Guarantor that is and/or may hereafter be a Qualified ECP Loan Party from time to time.

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWERS:

MODUSLINK CORPORATION

By:	/s/ Brian O’Donnell
Name:	Brian O’Donnell
Title:	Treasurer

MODUSLINK PTS, INC.

By:	/s/ Brian O’Donnell
Name:	Brian O’Donnell
Title:	Treasurer

PNC BANK, NATIONAL ASSOCIATION,
As Lender and as Agent

By:	/s/ Brent Mathews
Name:	Brent Mathews
Title:	Vice President

Revolving Commitment Percentage: 100%
Revolving Commitment Amount $50,000,000

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

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GUARANTORS:

MODUS MEDIA INTERNATIONAL
DOCUMENTATION SERVICES (IRELAND),
LIMITED

By:	/s/ Brian O’Donnell
Name:	Brian O’Donnell
Title:	Treasurer

MODUS MEDIA INTERNATIONAL (IRELAND) LIMITED

By:	/s/ Brian O’Donnell
Name:	Brian O’Donnell
Title:	Treasurer

SALESLINK MEXICO HOLDING CORP.

By:	/s/ Brian O’Donnell
Name:	Brian O’Donnell
Title:	Treasurer

SOL HOLDINGS, INC.

By:	/s/ Brian O’Donnell
Name:	Brian O’Donnell
Title:	Treasurer

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

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